UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant   ☒                              Filed by a Party other than the Registrant   ◻

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

RE/MAX HOLDINGS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	1)	Title of each class of securities to which transaction applies:
	2)	Aggregate number of securities to which transaction applies:
	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
	4)	Proposed maximum aggregate value of transaction:
	5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	1)	Amount Previously Paid:
	2)	Form, Schedule or Registration Statement No.:
	3)	Filing Party:
	4)	Date Filed:

RE/MAX Holdings, Inc.

5075 S. Syracuse St.

Denver, CO 80237

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 24, 2018

April 12, 2018

Dear Stockholder,

We cordially invite you to attend our 2018 Annual Meeting of Stockholders, to be held on Thursday, May 24, 2018, at 8:00 am (Mountain Time) at 5075 S. Syracuse St., Denver, Colorado 80237.

We are holding the meeting for the following purposes, which are described in more detail in the proxy statement:

1.    to elect three directors to our Board of Directors; and

2.    to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.

We may also transact any other business as may properly come before the Annual Meeting or before any adjournment or postponement thereof. Only stockholders of record as of the close of business on March 23, 2018, will be entitled to attend or vote at the Annual Meeting.

The rules of the Securities and Exchange Commission allow us to furnish our proxy materials over the internet. As a result, we are sending a Notice of Internet Availability of Proxy Materials to our stockholders, which contains instructions on how to access our proxy materials on the internet, as well as instructions on how stockholders may obtain a paper copy of our proxy materials. To make it easy to vote, internet and telephone voting are available. The instructions for voting are on the Notice of Internet Availability of Proxy Materials or, if you received a paper copy of the proxy materials, on the proxy card.

If you hold your shares through a bank, broker, or other holder of record, please follow the voting instruction you received from the holder of record.

Your vote is important. We encourage you to vote by proxy in advance of the meeting, whether or not you plan to attend the meeting.

Please feel free to contact our investor relations department at (303) 224-5458 or investorrelations@remax.com if you have any questions about voting or attending the meeting.

By Order of the Board of Directors

Adam Lindquist Scoville, Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING TO BE HELD ON MAY 24, 2018: The Company’s Proxy Statement and Annual

Report on Form 10-K for the fiscal year ended December 31, 2017 are also available at http://materials.proxyvote.com/75524W.

RE/MAX HOLDINGS, INC.

PROXY STATEMENT

2018 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 24, 2018

GENERAL INFORMATION

RE/MAX Holdings, Inc. (“RE/MAX Holdings”) is making this proxy statement available to its stockholders on or about April 12, 2018, in connection with the solicitation of proxies by the Board of Directors for the RE/MAX Holdings 2018 Annual Meeting of Stockholders (the “Annual Meeting”), which will be held on Thursday, May 24, 2018 at 8:00 am (Mountain Time) at 5075 S. Syracuse St., Denver, Colorado 80237.  As a stockholder of RE/MAX Holdings, you are invited to attend the Annual Meeting and are entitled and encouraged to vote on the proposals described in this proxy statement. Further information about the meeting and how to attend is below.

RE/MAX Holdings is a holding company. Its only business is to act as the sole manager of RMCO, LLC, a Delaware limited liability company (“RMCO”). RE/MAX Holdings was formed in June 2013 and completed an initial public offering of its Class A common stock on October 7, 2013 (the “IPO”). RMCO has three primary operating subsidiaries: RE/MAX, LLC, a franchisor of real estate brokerage services; Motto Franchising, LLC, a franchisor of mortgage brokerage services; and Booj, LLC, a technology developer for the real estate industry, which we acquired this year. Our Class A common stock trades on the New York Stock Exchange (“NYSE”) under the symbol “RMAX.”

In this proxy statement, “we,” “our,” “us” and the “Company” refer collectively to RE/MAX Holdings, RMCO, and RMCO’s subsidiaries.

Below are answers to common questions stockholders may have about the Annual Meeting.

What are the Proxy Materials?

The “Proxy Materials” are this proxy statement and our annual report to stockholders for 2017. If you request printed versions of the Proxy Materials, you will also receive a proxy card.

Why did I receive a one-page notice instead of a full set of Proxy Materials?

We are furnishing Proxy Materials to many of our stockholders on the internet, rather than mailing printed copies. If you received a one-page notice by mail, you will not receive a printed copy of the Proxy Materials unless you request one. Instead, the notice instructs you how to access and review the Proxy Materials on the internet. If you would like a printed copy of the Proxy Materials, please follow the instructions on the notice.

What items are scheduled to be voted on at the Annual Meeting?

There are two proposals to be voted on at the Annual Meeting:

1.    the election of three directors to our Board of Directors and

2.    the ratification of the appointment of KPMG LLP (“KPMG”) as our independent registered public accounting firm for the fiscal year ending December 31, 2018.

We may also transact any other business as may properly come before the Annual Meeting or before any adjournment or postponement thereof.

How does the Board of Directors recommend that I vote?

The Board of Directors recommends that you vote:

FOR each of the nominees to the Board of Directors (Proposal 1); and

FOR the ratification of the appointment of KPMG as our independent registered public accounting firm (Proposal 2).

Could other matters be decided at the Annual Meeting?

We do not anticipate any other matters will come before the Annual Meeting. If any other matters come before the Annual Meeting, the proxy holders appointed by our Board of Directors will have discretion to vote on those matters.

Who may vote at the meeting?

Holders of Class A common stock and holders of Class B common stock as of the close of business on March 23, 2018 (the “Record Date”) may vote at the Annual Meeting.

How many votes do I have?

Holders of Class A common stock are entitled to one vote per share of Class A common stock held as of the Record Date. Holders of Class B common stock are entitled to two votes for each common unit in RMCO owned by such holder as of the Record Date, regardless of the number of Class B shares owned.

As of the Record Date, there were 17,733,302 shares of Class A common stock outstanding, which will each carry one vote and one share of Class B common stock outstanding, which will carry 25,119,200 votes.

What vote is required for each proposal?

For the election of directors, each director must be elected by a plurality of the votes cast. This means that the three nominees receiving the largest number of “for” votes will be elected as directors. We do not have cumulative voting.

The ratification of the Company’s independent registered public accounting firm and any other proposals that may come before the Annual Meeting will be determined by the majority of the votes cast.

How are abstentions and broker non-votes counted?

Abstentions (shares present at the meeting or by proxy that are voted “abstain”) and broker non-votes (explained below) are counted for the purpose of establishing the presence of a quorum at the Annual Meeting. Abstentions are not counted as votes cast. For more information on broker non-votes, see the question entitled “If I hold shares in street name through a broker, can the broker vote my shares for me?”

What is the difference between a stockholder of record and a beneficial owner of shares held in street name?

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Broadridge Corporate Issuer Solutions, Inc., you are a stockholder of record.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are a beneficial owner of shares held in street name. The organization holding your account is considered the stockholder of record. As a beneficial owner, you have the right to direct the organization holding your account on how to vote the shares you hold in your account.

How do I  vote?

There are four ways for stockholders to vote:

•     Via the internet. You may vote via the internet by visiting http://www.proxyvote.com and entering the unique control number for your shares located on the Notice of Internet Availability of Proxy Materials.

•     By telephone. You may vote by phone by calling (800) 690-6903. You will need the control number from your Notice of Internet Availability of Proxy Materials.

•     By mail. If you requested that Proxy Materials be mailed to you and you are a stockholder of record, you will receive a proxy card with your Proxy Materials and may vote by filling out and signing the proxy card and returning it in the envelope provided. If you are a beneficial owner of shares held in street name, you may vote by filling out the card you received from the organization holding your shares and returning it as instructed by that organization.

•     In Person. You may also vote your shares by attending the Annual Meeting in person and, if you are a stockholder of record, completing a ballot at the Annual Meeting. If you hold your shares in street name and wish to vote in person at the meeting, you will first need to contact the organization that holds your shares in order to obtain a legal proxy from that organization.

Can I change my vote after submitting a proxy?

Stockholders of record may revoke their proxy before the Annual Meeting by delivering to the Company’s Corporate Secretary a written notice stating that a proxy is revoked, by signing and delivering a proxy bearing a later date, by voting again via the internet or by telephone, or by voting in person during the Annual Meeting.

Street name stockholders who wish to change their votes should contact the organization that holds their shares.

If I hold shares in street name through a broker, can the broker vote my shares for me?

If you hold your shares in street name and you do not vote, the broker or other organization holding your shares can vote on certain “routine” proposals but cannot vote on other proposals. Proposal 2 (ratification of the Company’s independent registered public accounting firm) is a “routine” proposal. Proposal 1 (election of directors) is not considered a  “routine” proposal. If you hold shares in street name and do not vote on Proposal 1, your shares will be counted as “broker non-votes.”

Who is paying for this proxy solicitation?

The Company is paying the costs of the solicitation of proxies. Members of our Board of Directors and officers and employees may solicit proxies by mail, telephone, fax, email, or in person. We will not pay directors, officers, or employees any extra amounts for soliciting proxies. We may, upon request, reimburse brokerage firms, banks, or similar entities representing street name holders for their expenses in forwarding Proxy Materials to their customers who are street name holders and obtaining their voting instructions.

What do I need to do if I want to attend the meeting?

You will need to provide evidence that you are a stockholder as of the Record Date. This can be a copy of your proxy card or a brokerage statement showing your shares as of the Record Date. You will also need to bring government-issued photo identification such as a driver’s license or passport. If you hold your shares in street name and wish to vote in person at the meeting, you will need to contact the organization that holds your shares in order to obtain a legal proxy from that organization.

Where can I find voting results?

Final voting results from the Annual Meeting will be filed with the Securities and Exchange Commission (“SEC”) on a Current Report on Form 8-K within four business days of the Annual Meeting.

I share an address with another stockholder. Why did we receive only one set of Proxy Materials?

Some banks, brokers, and nominees may be participating in the practice of “householding” Proxy Materials. This means that only one copy of our Proxy Materials to stockholders may have been sent to multiple stockholders in your household. If you hold your shares in street name and want to receive separate copies of the Proxy Materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact the bank, broker, or other nominee who holds your shares.

Upon written or oral request, the Company will promptly deliver a separate copy of the Proxy Materials to any stockholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the Proxy Materials, you can contact our investor relations department at (303) 224-5458, investorrelations@remax.com or 5075 S. Syracuse St., Denver, CO 80237.

Whom should I contact if I have additional questions?

You can contact our investor relations department at (303) 224-5458, investorrelations@remax.com or 5075 S. Syracuse St., Denver, CO 80237. Stockholders who hold their shares in street name should contact the organization that holds their shares for additional information on how to vote.

PROPOSAL 1: ELECTION OF DIRECTORS

At the Annual Meeting, stockholders will vote to elect the three nominees named in this Proxy Statement as Class II directors. Each of the Class II directors elected at the Annual Meeting will hold office until the 2021 Annual Meeting of Stockholders and until her successor has been duly elected and qualified. Based on the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has nominated Gail Liniger, Kathleen Cunningham, and Christine Riordan to serve as Class II directors for terms expiring at the 2021 Annual Meeting of Stockholders.

The persons named as proxies will vote to elect Mmes. Liniger, Cunningham, and Riordan unless a stockholder indicates that his or her shares should be withheld with respect to one or more of such nominees.

In the event that any nominee for Class II director becomes unavailable or declines to serve as a director at the time of the Annual Meeting, the persons named as proxies will vote the proxies in their discretion for any nominee who is designated by the current Board of Directors to fill the vacancy. All of the nominees currently serve as directors and we do not expect that any of them will be unavailable or will decline to serve.

RECOMMENDATION OF THE BOARD: The Board of Directors recommends that you vote FOR each of the nominees for the Board of Directors in this Proposal 1.

CORPORATE GOVERNANCE

Executive Officers

Adam M. Contos, age 46, is our Chief Executive Officer (“CEO”) and principal executive officer (“PEO”). Mr. Contos was named as Co-Chief Executive Officer (“Co-CEO”) on May 30, 2017. From then until his appointment as sole CEO on February 14, 2018, Mr. Contos and David Liniger, our Chair and Co-Founder, served as Co-CEOs. During this time, as part of the Board of Directors’ planned succession process, Mr. Liniger gradually transitioned the duties of CEO to Mr. Contos. During his 14-year career at RE/MAX, Mr. Contos has held a variety of leadership positions. He served as Chief Operating Officer from January 2016 to May 2017, as Senior Vice President, Marketing from February 2015 through January 2016, as Vice President, Business Development, from February 2014 until February 2015, as Vice President, Region Development, from August 2013 through February 2014 and as Regional Vice President from 2005 through August 2013.

Karri R. Callahan,  age 40, is our Chief Financial Officer, a position she has held since March 31, 2016. From January 15, 2016 to March 31, 2016 she served as Co-Chief Financial Officer. Ms. Callahan joined RE/MAX in April 2013 as Senior Manager of SEC Reporting and was promoted to Vice President, Corporate Controller in June 2014. She served as the Company’s Acting Chief Accounting Officer from November 6, 2014 to January 26, 2015 and as Acting Chief Financial Officer from December 31, 2014 through January 26, 2015. Prior to joining RE/MAX, Ms. Callahan worked at Ernst & Young, LLP, most recently as Senior Manager, since 2008.

Serene Smith, age 39, has served as our Chief Operating Officer since May 2017. Prior to becoming Chief Operating Officer, Ms. Smith served as Senior Vice President, Financial Planning and Business Analytics from January 2016 to May 2017.  From April 2014 to December 2015, Ms. Smith served as Vice President, Financial Planning and Analysis and was Vice President, Operational Controller, from April 2010 to April 2014. She has served in various other capacities since joining RE/MAX in 2006.

Our Board of Directors

Our Board of Directors currently consists of ten members. Our Board of Directors is divided into three classes with staggered three-year terms. At each annual general meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election.

Nominees for Director with Terms That Will Expire in 2021 (Class II Directors):

Gail A. Liniger Vice Chair and Co-Founder Age: 72	Background

Gail A. Liniger is our Vice Chair and Co-Founder. She has been a director of RE/MAX Holdings since July 2013 and, before that, of RE/MAX, LLC or its parent companies, since 1974. Mrs. Liniger is no longer an officer of the Company; however she has held many officer positions with the Company since its founding in 1973, including President from 1979-1991, and Chief Executive Officer from 1991 through 2002. Mrs. Liniger is a Governance Fellow of the NACD. Mrs. Liniger is married to David Liniger, our Chair and Co-Founder. The Board recommends that you vote to elect Mrs. Liniger because of her role in founding our Company with Mr. Liniger and her intimate knowledge of the Company and the real estate industry

Key Skills
• Company Co-Founder • Deep Company-specific knowledge • Real estate industry expertise
Committee Membership
None

Kathleen J. Cunningham Independent Director Age: 71	Background

Kathleen J. Cunningham was appointed to the Board of Directors of RE/MAX Holdings in July 2013, re-elected in May 2015, and serves as Chair of the Audit Committee. She was a member of RMCO’s Board of Managers from February 2013 until our IPO in October 2013, at which time RMCO ceased to have a Board of Managers. Ms. Cunningham has been retired since 2009. From October 2005 to May 2009, she was Chief Financial Officer of Novatix Corporation. She was previously Chief Financial Officer at Webroot Software and US WEST Information Systems. She has been a board member of Q Advisors, LLC since 2003. Previously, she served on the boards of Chileno Bay LLC from December 2011 to October 2013, The Assist Group from June 2011 to March 2013 and Novatix Corporation from 2005 to 2009. Ms. Cunningham has served on a total of four public company boards and their audit committees. Ms. Cunningham is a Board Leadership Fellow of the NACD and is a co-founder and past President of its Colorado Chapter. The Board recommends that you vote to elect Ms. Cunningham because of her particular knowledge of and experience in finance, capital structure, and board governance practices of other major organizations.

Key Skills
• Finance experience • Capital structure experience • Board governance knowledge
Committee Membership
• Audit (Chair) • Nominating & Corporate Governance • Finance and Investment

Christine M. Riordan, Ph.D. Independent Director Age: 53	Background

Christine M. Riordan, Ph.D. was appointed to the Board of Directors of RE/MAX Holdings in January 2015, elected for a full term in May, 2015, and is Chair of the Nominating and Corporate Governance Committee. Dr. Riordan is President of Adelphi University in New York, a nationally ranked doctoral research university. Dr. Riordan is an internationally recognized expert in leadership, strategy, team performance, and diversity and inclusion. She consults regularly with corporations and is a frequent speaker on leadership and overcoming challenges, including her TEDx talk, “Dare to Be Extraordinary”. She has been interviewed and written articles for media such as: Financial Times, Harvard Business Review, Forbes, USA Today, U.S. News & World Report, The New York Times, International Herald Tribune, Huffington Post, MSNBC, CNN, CNBC, Wall Street Journal MarketWatch, CareerBuilder, and Psychology Today.  For her leadership in New York, Dr. Riordan has been recognized by the Long Island Business News as a Top CEO, and by Family and Children's Association as a 2015 Woman of Distinction, by the Long Island Press as Long Island’s Best College President and she has been named to the Long Island Press 2016 Power List.  She also currently serves on the board of directors of the Long Island Association (LIA), a leading business organization on Long Island and the Long Island Regional Advisory Council on Higher Education (LIRACHE).  Dr. Riordan is a Board Leadership Fellow of the NACD. The Board recommends that you vote to elect Dr. Riordan because of her deep experience as a senior executive and chief executive officer, broad business background, experience with board, and expertise in leadership and strategy.

Key Skills
• Senior executive and CEO experience • Broad business background • Board experience • Leadership and strategy expertise
Committee Membership
• Nominating & Corporate Governance (Chair) • Compensation

Directors Whose Terms Will Expire in 2019 (Class III Directors):

David L. Liniger Non-Executive Chair Age: 72	Background

David L. Liniger is the non-executive Chair of our Board of Directors and our Co-Founder. He has been Chair of the Board of Directors of RE/MAX Holdings since July 2013, and, before that, of RE/MAX, LLC or its parent companies, since it was established in August 1974. Although Mr. Liniger is no longer a Company officer, he has served in a variety of leadership roles within the RE/MAX organization over the past 45 years, including Co-CEO and PEO from May 30, 2017 through February 14, 2018 and CEO from December 31, 2014 until May 30, 2017. Mr. Liniger completed the transition of his CEO responsibilities to Mr. Contos on February 14, 2018. Mr. Liniger is a Board Leadership Fellow of the NACD. Mr. Liniger was selected for our Board because of his role in founding our Company and his intimate knowledge of our Company and his long history as a visionary in the real estate industry.

Key Skills
• Company Co-Founder • Deep Company-specific knowledge • Real estate industry leader
Committee Membership
None

Richard O. Covey Lead Independent Director Age: 71	Background

Richard O. Covey is our Lead Independent Director. He has been our Lead Independent Director since 2014.  He was appointed to the Board of Directors of RE/MAX Holdings in July 2013 and has served on the Company’s Board of Directors or Board of Managers since 2005. Mr. Covey is a retired U.S. Air Force officer and former NASA astronaut, a veteran of four Space Shuttle missions. Between 1994 and 2010, he was an aerospace industry executive and served as President, Boeing Service Company, as well as President and Chief Executive Officer of United Space Alliance, LLC. He retired from United Space Alliance in 2010.  He has been a director of the Astronaut Scholarship Foundation since May 2013 and served on its Executive Committee until 2016. Mr. Covey is a Board Leadership Fellow of the NACD. Mr. Covey was selected for our Board because of his corporate leadership and executive management expertise.

Key Skills
• Corporate leadership experience • Executive management experience
Committee Membership
• Compensation

Daniel J. Predovich Director Age: 70	Background

Daniel J. Predovich was appointed to the Board of Directors of RE/MAX Holdings in July 2013 and has served as a member of the Company’s Board of Directors or Board of Managers since 2005. Mr. Predovich is a Certified Public Accountant, a Certified Fraud Examiner, Certified in Financial Forensics, and a Certified Information Technology Professional. Since 1986, he has been the President of Predovich & Company. He previously served as president and as a member of the Board of Governors, Colorado chapter of the Association of Certified Fraud Examiners. Mr. Predovich is a Board Leadership Fellow of the NACD. Mr. Predovich was selected to our Board because of his extensive experience and knowledge in accounting and financial matters.

Key Skills
• Finance and accounting knowledge
Committee Membership
None

Teresa S. Van De Bogart Independent Director Age: 62	Background

Teresa S. Van De Bogart was elected to the Board of Directors in May 2016. Ms. Van De Bogart currently serves as Vice President – Global IT Solution Delivery for Molson Coors Brewing Company, a position she has held for over four years. She has been an IT vice president for over ten years in other IT roles. She previously served in various other roles at Coors Brewing Company including procurement, finance and accounting. Ms. Van De Bogart is a Board Leadership Fellow of the NACD. Ms. Van De Bogart was selected to our Board because of her information technology background, including security trends and risk assessment matrix, and her experience as a senior leader in a public company.

Key Skills
• Information technology and security expertise • Public company leadership experience
Committee Membership
• Audit

Directors Whose Terms Will Expire in 2020 (Class I Directors):

Roger J. Dow Independent Director Age: 71	Background

Roger J. Dow was appointed to the Board of Directors of RE/MAX Holdings in July 2013 and serves as Chair of the Compensation Committee. He has served as a member of the Company’s Board of Directors or Board of Managers since 2005. Since January 1, 2005, he has been the President and Chief Executive Officer of the U.S. Travel Association. He previously served in various roles at Marriott International, including as Senior Vice President, Global Sales. He is currently a director of Forbes Travel Guide. Mr. Dow is a Governance Fellow of the NACD. Mr. Dow was selected to our Board of Directors because of his particular knowledge of and experience in strategic planning and leadership of complex organizations and his franchising experience.

Key Skills
• Strategic planning knowledge • Experience leading complex organizations • Franchise industry experience
Committee Membership
• Compensation (Chair)

Ronald E. Harrison Independent Director Age: 82	Background

Ronald E. Harrison was appointed to the Board of Directors of RE/MAX Holdings in July 2013 and has served on the Company’s Board of Directors or Board of Managers since 2005. Since 2004, Mr. Harrison has been Chief Executive Officer and Managing Director of Harrison & Associates LLC. Prior to that, he served in various roles over his 40 years with PepsiCo, Inc., including as Senior Vice President, External Relations, and Special Assistant to the Chairman until April 2004. Mr. Harrison is the Chair Emeritus of the Diversity Institute of the International Franchise Association’s Education Foundation. He served as the International Franchise Association’s Chairman in 1999. He has also served on the Board of Trustees of the College of New Rochelle and on the Advisory Board of the University of New Hampshire’s Rosenberg Center for International Franchising. Mr. Harrison is a Governance Fellow of the NACD. He was selected to our Board of Directors because of his vast experience in leadership roles of complex organizations and knowledge in strategic planning.

Key Skills
• Strategic planning knowledge • Experience leading complex organizations • Franchise industry experience
Committee Membership
• Audit • Nominating & Corporate Governance

Joseph A. DeSplinter Independent Director Age: 64	Background

Joseph A. DeSplinter was appointed to the Board of Directors of RE/MAX Holdings in February 2016. Mr. DeSplinter was a partner with Ernst & Young for nearly 30 years prior to his retirement in 2014. In that role, he served clients in many industries, particularly real estate, financial services, banking, and technology. Mr. DeSplinter served as the office managing partner for the Phoenix and Denver offices for ten years, which included fulfilling a number of regional roles, such as market strategy development.  Mr. DeSplinter led the firm’s U.S. private equity professional practice group for five years, which also entailed serving on its U.S. professional practice committee.  He also led the firm’s America’s assurance implementation and enablement group for three years, focused on the rollout of the latest technological changes to the assurance group. As a result of these various roles, he has worked in a number of countries and has significant international experience.  Mr. DeSplinter has served as a member of the Board of Directors and Chairman of the Audit Committee of Adolfson & Peterson Construction Company since June 2015, and the Board of Directors and member of the audit committee of the Catholic Foundation of Northern Colorado since September 2015. Mr. DeSplinter is a Board Leadership Fellow of the NACD. Mr. DeSplinter was selected to our Board because of his strong financial background and vast experience advising public companies.

Key Skills
• Finance knowledge • Public company advisory experience
Committee Membership
• Audit • Finance and Investment

Controlled Company Status and its Pending Sunset

Currently, RIHI, Inc. (“RIHI”) controls a majority of the voting power of our outstanding common stock. As a result, we are a “controlled company” under the corporate governance standards of the NYSE. As a controlled company, we are exempt from the NYSE requirements that

•     a majority of our Board of Directors consist of “independent directors,” as defined under the rules of the NYSE, and that

•     we have Nominating and Corporate Governance and Compensation Committees that are composed entirely of independent directors.

Despite the availability of such exemptions, we have elected to comply with requirements applicable to non-controlled companies. A majority of directors on our Board of Directors and all of the directors on our Nominating and Corporate Governance Compensation Committees are independent under applicable SEC and NYSE standards, as well as the Company’s corporate governance guidelines.  These exemptions do not modify the independence requirements for our Audit Committee and all of our Audit Committee members are independent in accordance with the applicable requirements of the SEC and NYSE.

Pending Sunset of Controlled Company Status: We expect RIHI to lose its controlling vote of RE/MAX Holdings, Inc. no later than October 7, 2018, as discussed in our 2017 Annual Report on Form 10-K (the “2017 Annual Report”) under Corporate Structure and Ownership.  This termination of RIHI’s controlling status was established at the time of our IPO.

Director Independence

The Board of Directors annually reviews the independence of each director and considers whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. The Board of Directors has determined that Richard Covey, Kathleen Cunningham, Joseph DeSplinter, Roger Dow, Ronald Harrison, Christine Riordan, and Teresa Van De Bogart are each an “independent director” under applicable NYSE standards and the Company’s corporate governance guidelines, and that none of these directors have any relationships with the Company that would interfere with their exercise of independent judgment in carrying out their responsibilities as a director of the Company.

Board of Directors Leadership Structure; Formalized Enhanced Lead Independent Director Role

The Board annually elects a Chair of the Board. The Board believes it is important to retain the flexibility to determine whether it is in the best interest of the Company and its stockholders to have the same person serve as both CEO and Chair or whether the roles should be separated based on the circumstances at any given time. Currently, as determined by the Board’s recently-completed, comprehensive succession plan, the roles are split between Mr. Liniger, who serves as non-executive Chair of the Board, and Mr. Contos, who serves as CEO. This structure positions Mr. Liniger in a non-executive role without significant involvement in the oversight of day-to-day operations or management of the Company while continuing to allow him to provide leadership as a member of the Board and as a founder. The Company expects Mr. Liniger’s role to focus on considerations of long-term strategy for the business.

Mr. Contos has been appointed as sole CEO and PEO effective February 14, 2018. In such role he is the principal management representative of the Company and is responsible for all aspects of oversight of the management team and day-to-day operations of the Company.

The Board initially appointed Richard Covey to serve as Lead Independent Director in 2014. Effective February 22,  2018, the Board enhanced the role of Lead Independent Director by amending the Company’s bylaws and by adopting a Lead Independent Director charter, which is available on our investor relations website, accessible through our principal corporate website at www.remax.com. The purpose of the enhanced authority of Mr. Covey as Lead Independent Director is to coordinate the activities of the independent members of the Board, provide guidance and assistance to the CEO, and to perform such other duties as the Board may determine from time to time.

Enhanced Lead Independent Director Role

    Presides over meetings of the independent directors

    Acts as the primary interface between the Board and the CEO

    Serves as the primary liaison between Company management and the independent members of the Board

    Meets in private sessions with management

    Leads, in conjunction with the Compensation Committee, the independent directors’ evaluation of the CEO

    Calls meetings of the Board or of the independent directors

    Retains such advisors and consultants as he deems appropriate

Board of Directors Role in Risk Oversight

Risk management is primarily the responsibility of the Company’s management. However, the Board believes that oversight of risk management is one of its fundamental responsibilities. The Audit Committee is primarily responsible for overseeing the quality and integrity of the Company’s financial reporting process, internal controls over financial reporting, and the Company’s compliance programs. The Compensation Committee is responsible for reviewing compensation-related risks. The Nominating and Corporate Governance Committee is responsible for overseeing the Company’s corporate governance programs, including the code of ethics and business conduct. The Finance and Investment Committee oversees risks such as those relating to capital structure and allocation, investment of cash, interest rates, currency, and other financial arrangements. Management regularly reports to the Board and its committees on the risks that the Company may face and the steps that management is taking to mitigate those risks.

Board of Directors Role in Succession Planning

Succession planning is a crucial role of the Board in ensuring the long-term performance of the Company. The Board maintains and regularly evaluates and updates succession plans for key management positions as well as for the Chair of the Board and Lead Independent Director roles. These plans cover both planned and emergency succession scenarios. The Board, working with Mr. Liniger, developed and oversaw a plan with respect to the transition of the CEO role from Mr. Liniger to Mr. Contos. As part of that process, Messrs. Liniger and Contos served as Co-CEOs from May 2017 through February 2018, at which time Mr. Contos became the CEO and Mr. Liniger retained the role of non-executive Chair of the Board. In February 2018, the Board also formalized an enhanced Lead Independent Director role for our Lead Independent Director, Mr. Covey.  For more details on this enhanced role, see the Section entitled “Board of Directors Leadership Structure; Formalized Enhanced Lead Independent Director Role.” The Board anticipates an ongoing and active role by the independent members of the Board to assist in a  smooth transition of the CEO and PEO roles from Mr. Liniger to Mr. Contos.

Our Board’s Commitment to Director Training and Education

Our Board of Directors is committed to continuing director education. As highlighted in their biographical information, above, all ten members of our Board of Directors have been named as Fellows by the National Association of Corporate Directors (“NACD”). Earlier in 2018, all members attended a customized training session by NACD that focused on culture, shareholder engagement, communication, mergers and acquisitions, and transitioning from a controlled company. During 2016 all members attended a custom NACD Advanced Director Professionalism training session. For more details on our anticipated October 2018 transition from being a controlled company, see the Section entitled “Controlled Company Status and its Pending Sunset”.

Board of Directors Evaluation Process

The Board, under the direction of the Nominating and Corporate Governance Committee, conducts an annual assessment of the Board, its committees, and its members. Each director is asked to evaluate the performance of the Board and the committees on which he or she serves. In order to encourage directors to speak candidly, the results of the evaluations are submitted to the Company’s counsel, who provides aggregated responses that protect the anonymity of individual ratings and comments. Each Committee discusses its own assessment results and the Nominating and Corporate Governance reviews all results and reports the results to the Board. The Nominating and Corporate Governance Committee also oversees an evaluation of the skills, background, and experience of each Board member to ensure an appropriate mix of expertise on the Board.

Board and Committee Meetings; Annual Meeting Attendance

During 2017, our Board held ten meetings, and the independent directors held an additional ten meetings. The Board’s Audit Committee held nine meetings, the Compensation Committee held five, and the Nominating and Corporate Governance Committee, four. In addition, a special committee was formed, as discussed under “Ad Hoc Committees” below. The special committee held 14 meetings during 2017. All directors attended at least 75% of the total number of meetings of the Board and committees on which they serve, including independent director meetings, in the case of those directors. When the Board meets from time to time in executive sessions of independent directors, Mr. Covey, the Lead Independent Director, presides over such meetings.

We encourage all directors to attend our annual meetings of stockholders. All of our directors attended the 2017 annual meeting of stockholders. However, we have no formal policy with respect to director attendance at annual meetings of stockholders.

Board Committees

During 2017 our Board of Directors had the following standing committees: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. Our Board of Directors has adopted written charters for each of these committees, which are available on our investor relations website, accessible through our principal corporate website at www.remax.com. The content of our website is not incorporated in this proxy statement. In February 2018 the Board of Directors established a Finance and Investment Committee. From time to time, the Board may also establish committees for special limited purposes.

Audit Committee

The Audit Committee is responsible for, among other matters: (i) appointing, compensating, retaining, evaluating, terminating, and overseeing our independent registered public accounting firm; (ii) discussing with our independent registered public accounting firm its independence from our management; (iii) reviewing with our independent registered public accounting firm the scope and results of their audit; (iv) approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm; (v) overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the SEC; (vi) reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls, and compliance with legal and regulatory requirements; (vii) establishing procedures for the confidential and/or anonymous submission and review of concerns regarding questionable accounting, internal controls, auditing matters, or anything else that appears to involve financial or other wrongdoing; and (viii) reviewing and approving related party transactions. Since 2017, the Audit Committee has also been responsible for reviewing and approving our quarterly reports for the first, second, and third quarters; the full Board of Directors approves our annual report following the fourth quarter. The Board has delegated authority to the Audit Committee to approve regular quarterly dividends, within parameters established by the Board.

Our Audit Committee currently consists of Kathleen Cunningham (Chair), Joseph DeSplinter, Ronald Harrison, and Teresa Van De Bogart. Our Board of Directors has affirmatively determined that each of the Audit Committee members meets the definition of an “independent director” for purposes of serving on an Audit Committee under Rule 10A-3 of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”) and NYSE rules.

Our Board of Directors has determined that Kathleen Cunningham and Joseph DeSplinter each qualify as an “Audit Committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K.

Compensation Committee

The Compensation Committee is responsible for, among other matters: (i) reviewing key employee compensation goals, policies, plans, and programs; (ii) reviewing and approving the compensation of our directors and executive officers; (iii) oversight of compensation of other officers; (iv) administering the Company’s equity compensation program; (v) reviewing and approving employment agreements and other similar arrangements between us and our officers; and (vi) appointing and overseeing any compensation consultants.

The Compensation Committee currently consists of Roger Dow (Chair), Richard Covey, and Christine Riordan. The Board has affirmatively determined that each of the Compensation Committee members meets the definition of an independent director for purposes of serving on the Compensation Committee under Rule 10C-1 of the Exchange Act and NYSE rules.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for, among other matters: (i) identifying and evaluating potential candidates for Board membership and making recommendations to the Board regarding qualified individuals to become members of our Board of Directors; (ii) overseeing the organization of our Board of Directors to discharge the Board’s duties and responsibilities properly and efficiently; (iii) developing and recommending to our Board of Directors a set of corporate governance guidelines and principles; (iv) assisting the Board in developing, evaluating, and updating succession plans for key leadership roles, both in Company management and at the Board level; and (v) overseeing the Board’s annual self-evaluation.

The Nominating and Corporate Governance Committee currently consists of Christine Riordan (Chair), Kathleen Cunningham, and Ronald Harrison. The Nominating and Corporate Governance Committee has been fully independent since May 2016.

Finance and Investment Committee

The Board established the Finance and Investment Committee in February 2018. The Finance and Investment Committee members are Joseph DeSplinter (Chair) and Kathy Cunningham. The primary purposes of the committee are to assist the Board with oversight, approval, and recommendations regarding the Company’s capital structure and capital strategy, investment of cash, interest rate and currency risk management, tax planning (including tax receivable agreements), and other financial arrangements.

Ad Hoc Committees

Pursuant to the Company’s bylaws and Corporate Governance Guidelines, the Board may from time to time establish ad hoc committees of the Board.

In October 2017, the Board formed an independent special committee (the “Special Committee”), aided by external counsel, to conduct a complete and independent internal investigation into certain matters including previously undisclosed transactions between Mr. Liniger and Mr. Contos. The transactions included a loan of personal funds from Mr. Liniger to Mr. Contos to fund the purchase of a personal residence and a number of other matters. The Special Committee investigation delayed the publication of certain of the Company’s periodic filings of financial information until the conclusion of the investigation in February 2018.  Subsequent thereto, the Company concluded it did not have an effective risk assessment process to identify and assess the financial reporting risks related to benefits provided by Mr. and Mrs. Liniger, including those described above and consequently did not have effective controls and training of personnel over the identification and communication of related party transactions to financial reporting personnel, management and the Board, as appropriate, to identify and evaluate recognition, measurement and disclosure of such transactions. This resulted in a material weakness in internal control over financial reporting. The Board and the Company’s senior leadership team are in the process of implementing measures to remediate this material weakness. See the Company’s 2017 Annual Report, filed with the SEC on March 15, 2018 for more details regarding the Special Committee and the Company’s plan to remediate the material weakness in internal control over financial reporting.

Director Nomination Process

The Nominating and Corporate Governance Committee is responsible for evaluating potential candidates and making recommendations to the Board of Directors with respect to candidates to be nominated to serve as directors. The Nominating and Corporate Governance Committee ensures that candidates meet qualifications necessary under SEC rules or NYSE standards. Among the qualifications the Nominating and Corporate Governance Committee may consider are personal and professional integrity; exceptional ability and judgment; broad experience in business, finance, or administration; familiarity with the real estate or franchising industries; ability to serve the long-term interest of our stockholders; sufficient time to devote to the Board duties; and ability to provide continuing service and promote stability.

The Role of Diversity in Director Nominations

The Board believes that it is important that the Board be comprised of directors with diverse backgrounds, viewpoints, and experiences. To that end, the Board pays special attention to the diversity of its members, and the Board believes its oversight capabilities are bolstered by its diverse composition. Four of our ten directors are female and women serve as the Chairs of both our Audit and Nominating and Corporate Governance Committees. The Nominating and Corporate Governance Committee does not have a formal policy regarding diversity, but continually looks for opportunities to maintain and increase the diversity of the Board.

Director Recommendations and Nominations by Stockholders

The Nominating and Corporate Governance Committee welcomes the Company’s stockholders to nominate candidates for Board membership. The committee will consider any such nominee in the same manner in which it evaluates other potential nominees, so long as the recommendation is submitted in accordance with the Company’s bylaws and the committee’s charter. A summary of these requirements is set forth below.

The nomination should contain the following information:

•     the candidate’s name, age, business address, and home address;

•     the candidate’s biographical information, including educational information, principal occupation or employment, past work experience (including all positions held within the past five years), personal references, and service on boards of directors or other positions the candidate currently holds or has held during the past three years;

•     the class and number of shares of the Company the candidate beneficially owns;

•     any potential conflicts of interest that may prevent or otherwise limit the candidate from serving as an effective Board member; and

•     any other pertinent information about the candidate and his or her qualifications.

•     the name and record address of the stockholder making the recommendation; and

•     the class and number of shares of the Company beneficially owned by the stockholder making the recommendation and the period of time the shares have been held.

Stockholder nominations should be submitted to the Company’s Corporate Secretary at the Company’s headquarters. Stockholder nominations may be made at any time. However, in order for a candidate to be included in the slate of director nominees for approval by stockholders in connection with a meeting of stockholders and for information about the candidate to be included in the Company’s proxy materials for such a meeting, the stockholder must submit the information set forth above and other information reasonably requested by the Company within the timeframe set forth below under “Information Regarding Stockholder Proposals.”

Communication with the Board of Directors

Any stockholder or other interested party who would like to communicate with the Board of Directors, the Chair, the Lead Independent Director, the independent directors as a group, or any specific member or members of the Board of Directors should send such communications to the attention of our Corporate Secretary at 5075 S. Syracuse St., Denver, CO 80237. Communications should contain instructions regarding the Directors for whom the communication is intended. In general, such communication will be forwarded to the intended recipients. However, the Corporate Secretary may, in his discretion, decline to forward any communications that are abusive, threatening, or otherwise inappropriate.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves or in the past year has served as a member of the Board of Directors or Compensation Committee of any other entity that has one or more executive officers serving on our Board of Directors.

Code of Business Conduct and Code of Ethics

We have adopted a code of ethics and business conduct applicable to all employees and a supplemental code of ethics applicable to our principal executive, financial, and accounting officers and all persons performing similar functions. A copy of each code is available on our investor relations website, accessible through our principal corporate website at www.remax.com.  Any amendments to either code, or any waivers of their requirements, that apply to our directors or executive officers will be disclosed on our investor relations website.

Corporate Governance Guidelines

We have adopted corporate governance guidelines that provide a framework for corporate governance. The corporate governance guidelines address, among other matters, selection of directors, director independence, director responsibility, director access to management, director compensation, information about the Board and its committees, director orientation and continuing education, management succession, and evaluation of the Board. The corporate governance guidelines are available on our investor relations website, accessible through our principal corporate website at www.remax.com.

COMPENSATION DISCUSSION AND ANALYSIS

Named Executive Officers

In this Compensation Discussion and Analysis, we provide information on how we compensate our Named Executive Officers. During 2017, five individuals were designated by our Board of Directors as executive officers and are referred to as our “Named Executive Officers” for 2017:

•     Adam Contos, Co-CEO and, before that, Chief Operating Officer, during 2017

•     David L. Liniger, Chair,  Co-Founder and Co-CEO during 2017

•     Karri R. Callahan, Chief Financial Officer

•     Serene  M. Smith, Chief Operating Officer

•     Geoffrey D. Lewis, Former President

Overview of our Executive Compensation Program

The philosophy of our executive compensation program is that executive compensation should aim to align the goals of management with the interests of the Company and its stockholders, balance rewards for both short-term performance and longer-term value creation, incentivize and reward high performance without encouraging imprudent risk taking, and attract and retain talented leaders. This philosophy drives all aspects of officer (including Named Executive Officer) compensation, including our base pay guidelines, bonus structure, and grants of long-term equity-based compensation awards.

Role of the Compensation Committee

The Compensation Committee determines the compensation of the CEO and other executive officers and oversees the compensation of other officers and employees. The Compensation Committee also administers the Company’s equity compensation program.

Role of the CEOs

Mr. Liniger served as our CEO through May 2017, and for the remainder of 2017, Mr. Liniger and Mr. Contos served as Co-CEOs. The majority of actions taken with respect to 2017 Named Executive Officer compensation were taken during the time that Mr. Liniger was the sole CEO. Our CEO, using information from the Human Resources department and the compensation consultants discussed below, recommends to the Compensation Committee the amount and form of compensation for executive officers other than himself. His recommendation for each officer is based on his evaluation of Company performance and individual performance, relative to goals that the Board and Company management have set.

Mr. Liniger Did Not Receive Compensation

Since our IPO in October 2013, Mr. Liniger, our Chair and Co-Founder, who served as CEO through May 2017 and as Co-CEO for the remainder of the year, has not received compensation for his service to the Company either as an officer or director, other than benefits that are similar to those offered to other officers and employees.

Role of Compensation Consultants

The Compensation Committee, pursuant to its charter, has the authority to engage advisers to assist the committee in carrying out its duties. The Compensation Committee currently engages Dynol Consulting (“Dynol”) as compensation consultants. The Committee has previously engaged Compensia, Inc. (“Compensia”), and Haigh & Company (prior to the primary individual engaged by the committee leaving Haigh & Company to join Dynol). All compensation consultants are independent under NYSE standards. They provide compensation data on other companies and recommendations on executive compensation, including bonuses and equity grants. Compensia, Dynol, and Haigh & Company have also provided data and recommendations regarding director compensation.

In 2016, the Company, working with Haigh & Company, developed a peer group which the Company has used for compensation starting with in fiscal year 2017. Dynol and Haigh & Company have also provided information from proprietary surveys of salary data and other sources. From 2014 through 2016, Company management, with input from Compensia and under the direction of the Compensation Committee, used a different peer group.

The 2014 peer group was used for reviewing compensation data and assisting in determining compensation for executive officers and other Company officers through the year ended December 31, 2016. Since then, 2014 peer group data has been supplemented with the 2016 peer group data to be used for compensation decisions beginning with the current fiscal year. The compensation consultants provided information about the peer companies, which Haigh & Company supplemented with proprietary salary survey data for the 2016 peer group. The Compensation Committee used such information in determining all elements of executive officer compensation. The Company, however, did not target specific positioning relative to these peers.

2016 Peer Group	2014 Peer Group
Realogy Holding Corp. Dunkin’ Brands Group, Inc. Domino’s Pizza Inc. Yum! Brands Inc. Choice Hotels International Inc. Marriott International Inc. CBRE Group Inc. Jones Lang LaSalle Inc.

Carrols Restaurant Group, Inc.

Einstein Noah Restaurant Group, Inc.

G&K Services Inc.

Heidrick & Struggles International Inc.

Intrawest Resorts Holdings, Inc.

Kforce Inc.

Krispy Kreme Doughnuts, Inc.

Morgans Hotel Group Co.

Natural Grocers by Vitamin Cottage, Inc.

Noodles & Company

Popeyes Louisiana Kitchen, Inc.

Potbelly Corporation

Red Robin Gourmet Burgers, Inc.

Regis Corporation

Ruth’s Hospitality Group, Inc.

Sykes Enterprises, Inc.

Town Sports International Holdings, Inc.

The 2016 peer group is comprised of franchisors and real-estate related companies. In addition to the 2016 peer group, Haigh & Company has provided information from a proprietary database of companies with revenue similar to ours. In selecting the 2014 peer group, the Company and Compensia sought public companies with similar revenue or market capitalization, many of which were franchisors or other companies with distributed operations, with a preference for companies headquartered in the mountain west.

Elements of Executive Compensation

The compensation of our Named Executive Officers consists primarily of base salary, cash bonus, and long-term equity incentive compensation. Mr. Liniger did not receive compensation for his role as an officer or director and this compensation program did not apply to him.

Base Salary

Base salary provides a fixed amount of cash compensation. The Company aims to pay base salary that will attract and retain quality officers who will drive the Company’s success. The Company’s philosophy is to pay experienced, seasoned officers near the midpoint of the established base salary range for that position, based on data from its compensation consultants. Base salary for each of the executive officers, other than Mr. Liniger who elected not to receive salary, bonus, or equity compensation, is determined by the Compensation Committee taking into account the recommendation of the CEO, market data provided by the Company’s compensation consultants on base salary paid to similar officers at other companies, and each officer’s performance, in order to determine a base salary level that is competitive and commensurate with the performance, duties, and experience of each executive officer. The CEO and Compensation Committee evaluate base salary for executive officers annually.

Cash Bonus

We use annual cash bonuses to motivate and reward executive officers for meeting and exceeding personal and corporate objectives. We design our cash bonuses so that, at the target bonus level, approximately one third of each executive officer’s total cash compensation for the year (i.e., such individual’s base salary plus cash bonus) would be comprised of a cash bonus that depends on individual and Company performance over the prior year. In 2017, pursuant to the 2017 RE/MAX Performance Evaluation and Incentive Plan (the “2017 Bonus Plan”), each of our Named Executive Officers, other than Mr. Liniger, was eligible for a bonus based on a percentage of such officer’s base salary.

Cash bonus award amounts for executive officers under the 2017 Bonus Plan are based on both Company and individual performance. For Mr. Contos, Ms. Callahan, and Ms. Smith, the calculation is a two-step process. First each officer’s maximum bonus pursuant to the 2017 Bonus Plan is calculated based on Company performance. That amount is then multiplied by an individual performance score, expressed as a percentage, to determine the final bonus figure. A portion of Mr. Lewis’s bonus is a corporate bonus based on Company performance and a portion is a “kicker” bonus that is tied to agent count and RE/MAX and Motto franchise sales.

For Company performance, the Compensation Committee established a measurement called Bonus Adjusted EBITDA, which is the Company’s budgeted Adjusted EBITDA, excluding bonus expense, and including such other adjustments that the Compensation Committee deems appropriate.1 We believe Adjusted EBITDA reflects the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. The Compensation Committee sets levels for the threshold bonus, target bonus, and maximum bonus for each officer, based on Bonus Adjusted EBITDA amounts. For Mr. Contos, Ms. Callahan and Ms. Smith,  the Compensation Committee set threshold bonus under the 2017 Bonus Plan at 25% of base salary, target bonus at 50% of base salary, and maximum bonus at 75% of base salary. For Mr. Lewis’s corporate bonus, the Compensation Committee set threshold at 10% of base salary, target at 20% of base salary and maximum bonus at 30% of base salary. This amount determined by Company performance is then multiplied by the individual performance percentage score to determine the total bonus amount. For Mr. Lewis’s kicker bonus, threshold bonus is 17.5% of base salary, target bonus is 35% of base salary, and maximum bonus is 52.5% of base salary.

For individual performance, the CEO, working with our Human Resources department, prepares an incentive plan for each executive officer. The Compensation Committee then reviews and revises these plans as it deems appropriate, before approving them. Following the end of the year, the Compensation Committee evaluates the officer’s performance against such incentive plan to determine the individual performance score used in making the bonus determination. Individual performance measures and results for each Named Executive Officer are discussed below.

In addition to the plan-based bonus, the Compensation Committee has discretion to pay out additional bonuses based on special projects or other exceptional circumstances. Plan-based cash bonuses are paid annually, based on the prior year’s performance, and project-based bonuses may be paid on an irregular basis, as the Compensation Committee deems appropriate to the circumstances. Following the end of the year, the CEO and Compensation Committee review each executive officer’s performance to determine the amount of such bonus, if any, to be paid.

Long-Term Equity Incentive Compensation

The Compensation Committee also grants executive officers and other Company officers equity awards to incentivize long-term value creation by aligning each officer’s interests with those of stockholders, to reward strong performers, and to retain key personnel through long-term vesting.

The Board of Directors, as part of the annual budget process, determines the aggregate budget for all equity awards. The CEO, working with Company management, recommends an individual award for each recipient, including Named Executive Officers. The Compensation Committee reviews this recommendation and grants equity awards. Generally, the Compensation Committee grants equity awards annually. However, on occasion the Compensation Committee may grant additional awards, for example, in connection with promotions.

Until 2017, long-term equity awards were generally time-based restricted stock units that vested equally over a three-year period. Beginning in 2017, the Compensation Committee shifted the focus of the long-term incentive program in order to further incentivize performance and further to align the interests of the executive officers with stockholders. In order to accomplish this, the restricted stock unit grants approved in March 2017 included performance-based vesting criteria in addition to time-based vesting criteria. For the Named Executive Officers, 60 percent of the award has performance-based vesting and 40 percent of the award has time-based vesting. The number of restricted stock units that vest for each executive officer are based on: (a) revenue, and (b) total stockholder return relative to the Standard & Poor’s SmallCap 600® index. Each executive officer was granted a target number of performance-based restricted stock units. If threshold levels are not met, none of the performance-based restricted stock units will vest. If the thresholds are met, the number of restricted stock units that vest will be between 50% and 150% of the target amount.

Perquisites and Other Benefits

The Company offers a comprehensive benefit package to all full-time employees designed to attract and retain talented employees at all levels. The Company paid for certain educational benefits for Mr. Contos in 2016 and 2017, as described below. Otherwise, the Company’s benefits for its executive officers are substantially the same as those provided to other officers and employees.

1  See the 2017 Annual Report for the definition of Adjusted EBITDA. A table presenting a reconciliation of net income (the most directly comparable GAAP financial measure) to Adjusted EBITDA is included in the Company’s 2017 Annual Report.

As part of the Company’s benefit package, David and Gail Liniger have made a golf course they own available for use by Company officers and employees at no cost to employees, or to the Company. This benefit is considered taxable compensation to officers and employees and, in 2017, the Company paid a tax gross up with respect to tax years 2014, 2015, 2016, and 2017 to all officers and employees who used the golf course during such years. David and Gail Liniger provided certain other benefits to Adam Contos as described further below.

David L. Liniger, Chair and Co-Founder

Since our IPO in October 2013, David Liniger, our Chair and Co-Founder, who served as CEO through May 2017 and as Co-CEO for the remainder of the year, has not received compensation for his service to the Company either as an officer or director. Through 2017, Mr. Liniger continued to receive substantially the same benefits, including health insurance, as other Company employees. Although Mr. Liniger is not compensated for his services, the Board reviewed Mr. Liniger’s performance as an officer regularly. Therefore, the Compensation Committee set annual performance goals for Mr. Liniger and evaluated his performance in much the same way as for other executive officers.

Adam M. Contos, CEO

2017 CEO Pay Mix

Base Salary

Mr. Contos began 2017 as our Chief Operating Officer and served as Co-CEO from since May 30, 2017 until his appointment as sole CEO on February 14, 2018. His annual base salary was $320,000 from January 1, 2017 through February 28, 2017; $380,000 from March 1, 2017 through May 29, 2017; and $400,000 from May 30, 2017 through December 31, 2017.

Cash Bonus

Pursuant to the 2017 Bonus Plan, an amount calculated based on Company performance was multiplied by an individual performance score to determine Mr. Contos’s final bonus of $70,000.

The individual score was determined based on a qualitative evaluation of performance drivers (weighted 50%) and individual goals (weighted 50%). Performance drivers include technical expertise, customer focus, decision quality, communication, overall work quality, and strategy development and execution. Mr. Contos’s individual goals included assuming new responsibilities in his role as Co-CEO, developing a mentoring program, leading a strategic acquisition, leading a talent review, and graduating from the MBA program at the Daniels College of Business at the University of Denver. In determining Mr. Contos’s cash bonus for 2017, the Compensation Committee also took into account Mr. Contos’s failure to disclose the loan he received from David Liniger, which was a subject of the Special Committee’s investigation.  For more details regarding the Special Committee’s findings, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations–Special Committee Investigation” in the Company’s 2017 Annual Report, filed with the SEC on March 15, 2018.

Equity Grants

In March 2017, the Compensation Committee granted Mr. Contos 6,854 restricted stock units, with a grant date fair value of $390,046. Sixty percent of the grant could vest in 2020 based on Company performance during 2017, 2018, and 2019, as discussed above under “Long-Term Equity Incentive Compensation.” The remaining 40 percent of the grant is scheduled to vest in equal installments on March 1, 2018, 2019, and 2020, subject to Mr. Contos’s continued service through each vesting date.

Education Benefits

The Company paid tuition and other related expenses in 2016 and 2017 for Mr. Contos to obtain a Masters of Business Administration degree from the Daniels College of Business at the University of Denver. Mr. Contos graduated from the program in 2017.

Other

In addition to the education benefits provided to Mr. Contos as described above, other compensation for Mr. Contos also includes our standard 401(k) match, dividend equivalents paid in cash upon vesting of restricted stock units, complimentary use of a golf course owned by David and Gail Liniger, and a tax gross-up payment in 2017 related to the use of the golf course, similar to that granted to other officers and employees.

Other compensation for Mr. Contos for 2016 also includes: (i) $84,000 in relation to gifts for the benefit of Mr. Contos provided by David and Gail Liniger, (ii) $28,519 in respect of travel involving hotel and air provided by the Linigers on a complimentary basis for the benefit of Contos, and (iii) $7,917 in deemed interest amounts related to the benefit of below-market terms including an annual interest rate of 1% with respect to a loan to Mr. Contos from Mr. Liniger in the principal amount of $2.375 million.   Other compensation in 2017 also includes (i) $42,012 in respect of travel involving hotel and air provided by the Linigers on a complimentary basis for the benefit of Contos, and (ii) $7,272 in deemed interest amounts related to the benefit of below-market terms, including an annual interest rate of 1%, with respect to a loan to Mr. Contos from Mr. Liniger in the principal amount of $2.375 million.

The items listed in the preceding paragraph did not involve the use of Company funds and were not reviewed by the Compensation Committee of the Board.  Instead, David Liniger and Gail Liniger made arrangements for these elements of other compensation in favor of Mr. Contos and in a number of instances the remaining members of the Board and the Compensation Committee were largely unaware of the facts and circumstances of these other compensation arrangements prior to a comprehensive review of these matters by the Special Committee during an investigation that was performed in late 2017 and early 2018.

Mr. Contos has assured the Board of Directors that his failure to disclose these arrangements was unintentional and has assured the Board of his intention to repay the outstanding loan from Mr. Liniger as promptly as practicable.

Karri R. Callahan, Chief Financial Officer

2017 Chief Financial Officer Pay Mix

Base Salary

Ms. Callahan is our Chief Financial Officer, a position she has held since March 2016. Her annual base salary at the beginning of 2017 was $300,000. On March 1, 2017 her base salary was increased to $320,000.

Cash Bonus

Pursuant to the 2017 Bonus Plan, an amount calculated based on Company performance was multiplied by an individual performance score to determine Ms. Callahan’s final bonus of $64,000.

The individual score was determined based on a qualitative evaluation of performance drivers (weighted 50%) and individual goals (weighted 50%). Performance drivers include technical expertise, customer focus, decision quality, communication, overall work quality, and strategy development and execution. Ms. Callahan’s individual goals included further developing her technical and functional expertise, improving her customer focus and employee engagement, and continuing to develop talent in the finance department. In determining Ms. Callahan’s cash bonus for 2017, the Compensation Committee also took into account the immaterial corrections to the Company’s prior period financial statements and the identified material weakness in internal control over financial reporting associated with certain related party transactions with the Company’s controlling stockholder, the largest being the complimentary use by Company personnel of a golf facility owned by David and Gail Liniger.  See additional information in Item 8: Financial Statements and Supplementary Data Note 18 (Immaterial Corrections to Prior Period Financial Statements) to the consolidated financial statements and Item 9A: Controls and Procedures in our 2017 Annual Report.

The Compensation Committee awarded Ms. Callahan an additional discretionary bonus of $12,500 based on her leadership during the acquisition of the Northern Illinois region.

Equity Grants

In March 2017, the Compensation Committee granted Ms. Callahan 5,772 restricted stock units, with a grant date fair value of $328,472. Sixty percent of the grant would vest in 2020 based on Company performance during 2017, 2018, and 2019, as discussed above under “Long-Term Equity Incentive Compensation.” The remaining 40 percent of the grant is scheduled to vest in equal installments on March 1, 2018, 2019, and 2020, subject to Ms. Callahan’s continued service through each vesting date.

Other

Other compensation for Ms. Callahan consisted of our standard 401(k) match, dividend equivalents paid in cash upon vesting of restricted stock units, complimentary use of a golf course owned by David and Gail Liniger, and a tax gross-up related to the use of the golf course. The complimentary use of the golf course and related tax gross-up were similar to those granted to other officers and employees.

Serene M. Smith, Chief Operating Officer

2017 Chief Operating Officer Pay Mix

Base Salary

Ms. Smith is our Chief Operating Officer, a position she has held since May 2017. Her annual base salary while serving as Chief Operating Officer during 2017 was $300,000.

Cash Bonus

Pursuant to the 2017 Bonus Plan, an amount calculated based on Company performance was multiplied by an individual performance score to determine Ms. Smith’s final bonus pursuant to the 2017 Bonus Plan of $75,000.

The individual score was determined based on a qualitative evaluation of performance drivers (weighted 50%) and individual goals (weighted 50%). Performance drivers include technical expertise, customer focus, decision quality, communication, overall work quality, and strategy development and execution. Ms. Smith’s individual goals included expanding and improving the Company’s analytics capabilities, automating certain aspects of the Company’s modeling and forecasts, building an enterprise project management office, establishing a steering committee for change management, and developing the staff in the departments she oversees.

Equity Grants

In March 2017, the Compensation Committee granted Ms. Smith 3,608 restricted stock units, with a grant date fair value of $205,325. Sixty percent of the grant will vest in 2020 based on Company performance during 2017, 2018, and 2019, as discussed above under “Long-Term Equity Incentive Compensation.” The remaining 40 percent of the grant is scheduled to vest in equal installments on March 1, 2018, 2019, and 2020, subject to Ms. Smith’s continued service through each vesting date.

Other

Other compensation for Ms. Smith consisted of our standard 401(k) match, dividend equivalents paid in cash upon vesting of restricted stock units, complimentary use of a golf course owned by David and Gail Liniger, and a tax gross-up related to the use of the golf course. The complimentary use of the golf course and related tax gross-up were similar to those granted to other officers and employees.

Geoffrey D. Lewis, Former President

2017 President Pay Mix

Base Salary

Mr. Lewis served as our President from May 2015 until February 8, 2018,  when he agreed to step down from that role and to transition to retirement from the Company. Mr. Lewis will remain with the Company as a Senior Advisor through June 30, 2018, the date of his retirement. On February 8, 2018, the Company entered into a Separation Agreement, Waiver, and Release with Mr. Lewis (the “Separation Agreement”), which is discussed further below under “Employment Agreements and Separation Agreements.” His annual base salary since he became President through the end of 2017 was $500,000.

Cash Bonus

Mr. Lewis’s cash bonus under the 2017 Bonus Plan was paid by agreement pursuant to the terms of the Separation Agreement in the amount of $65,378.

Equity Grants

In March 2017, the Compensation Committee granted Mr. Lewis 4,510 restricted stock units, with a grant date fair value of $256,655. Sixty percent of the grant could have vested in 2020 based on Company performance during 2017, 2018, and 2019, as discussed above under “Long-Term Equity Incentive Compensation.” The remaining 40 percent of the grant was scheduled to vest in equal installments on March 1, 2018, 2019, and 2020. Both of these grants were subject to Mr. Lewis’s continued service through each vesting date. Pursuant to the Separation Agreement, Mr. Lewis’s employment with the Company will end on June 30, 2018 and the unvested portion of all outstanding equity awards, including the 2017 equity awards, will be forfeited at that time.

Other

Other compensation for Mr. Lewis consisted of our standard 401(k) match, dividend equivalents paid in cash upon vesting of restricted stock units, complimentary use of a golf course owned by David and Gail Liniger, similar to that granted to other officers and employees, and a tax gross-up related to the use of the golf course similar to that granted to other officers and employees.

Other Compensation Policies

Stock Ownership Guidelines

Ownership of RE/MAX Holdings stock helps align the interests of our directors and executive officers with those of stockholders. To encourage stock ownership, our Board of Directors has adopted stock ownership guidelines applicable to directors, all Named Executive Officers and certain other members of senior management. The stock ownership guidelines provide a minimum share ownership level for directors and certain officers based on a multiple of base salary or cash retainer. Unvested time-based restricted stock units count toward the threshold. The multiples are as follows: CEO: five times base salary; President, Chief Financial

Officer, and Chief Operating Officer: two times base salary; other officers subject to the guidelines: one times base salary; non-employee directors: three times base cash retainer. If an officer or director is below the guidelines’ applicable threshold, he or she may not sell more than one half of the after-tax portion of equity awards (other than those that were vested at the time of our IPO).

Transactions Involving Company Stock

Our insider trading policy prohibits all officers, employees, and directors from engaging in any of the following activities without the prior written consent of the Board of Directors or the Chief Compliance Officer: pledging Company stock, entering into hedging transactions involving Company stock, short sales of Company stock, and trading in derivative securities related to Company stock.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board has reviewed and discussed with management the Compensation Discussion and Analysis above. Based on this review and these discussions, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in our Annual Report on Form 10-K for 2017 for filing with the SEC.

Compensation Committee

Roger J. Dow, Chair

Richard O. Covey

Christine M. Riordan

COMPENSATION TABLES

Summary Compensation Table

The following table presents information regarding compensation earned by or awards to our Named Executive Officers during fiscal years 2017,  2016, and 2015.

						Non-Equity
				Stock		Incentive Plan		All Other
		Salary	Bonus	Awards		Compensation		Compensation
Name and Principal Position	Fiscal Year	($)	($)(1)	($)		($)		($)(2)		Total ($)
Adam M. Contos, CEO	2017	381,821	—	390,046	(3)	70,000	(4)	73,422	(5)	915,289
	2016	317,666	—	250,011		168,962		224,824	(6)	961,463
David L. Liniger, Chair, Co-Founder, and Former Co-CEO (7)	2017	—	—	—		—		—		—
	2016	—	—	—		—		—		—
	2015	—	—	—		—		—		—
Karri R. Callahan, Chief Financial Officer	2017	316,667	12,500	328,472	(3)	64,000	(4)	25,410	(8)	747,049
	2016	295,519	70,000	200,009		158,402		33,996	(8)	757,926
Serene M. Smith, Chief Operating Officer	2017	279,551	—	205,325	(3)	75,000	(4)	44,090	(9)	603,966
Geoffrey D. Lewis, Former President	2017	500,000	—	256,655	(3)	65,378	(10)	52,125	(11)	874,158
	2016	500,000	—	250,011		184,803		23,999		958,813
	2015	489,083	—	350,051		319,700		17,114		1,175,948

(1)  Represents discretionary cash bonuses in the year in which they were earned. Cash bonuses paid pursuant to the RE/MAX Performance Evaluation and Incentive Plan are reported in the “Non-Equity Incentive Plan Compensation” column. For additional details, see “Compensation Discussion and Analysis” above.

(2)  The figure for 2017 for each Named Executive Officer, other than Mr. Liniger, includes a tax gross up paid in 2017 related to the use of a golf course owned by David and Gail Liniger. The gross up relates to use in 2014, 2015, 2016, and 2017 and is similar to the gross up paid to other officers and employees.  Except where otherwise noted, the figure in each year for each Named Executive Officer, other than Mr. Liniger, reflects matching contributions made under our 401(k) plan and dividend equivalents paid in cash upon vesting of restricted stock

(3)  2017 numbers reflect the grant date fair value of restricted stock units granted to each Named Executive Officer, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. See Note 12 to our audited consolidated financial statements in our 2017 Annual Report. The grant date fair value for the performance-based restricted stock unit awards is reported based upon probable outcome of the performance conditions on the grant date in accordance with SEC rules. The value of the restricted stock unit awards granted in 2017 assuming achievement of the maximum performance level for performance-based awards would have been: Mr. Contos: $509,048; Ms. Callahan: $428,692; Ms. Smith: $267,980; and Mr. Lewis: $334,967.

(4)  Reflects the cash awards that our Named Executive Officers received under the 2017 Bonus Plan for fiscal 2017 performance. The 2017 Bonus Plan was a cash based incentive compensation program adopted pursuant to the RE/MAX Holdings, Inc. 2013 Omnibus Incentive Plan. Further details of the 2017 Bonus Plan are discussed above in the Compensation Discussion and Analysis.

(5)  The amount for Mr. Contos’s “All Other Compensation” in 2017 is comprised of (i) dividend equivalents paid in cash upon vesting of restricted stock units,  (ii) $14,770 in respect of tuition and other education related expenses, (iii) complimentary use of a golf course owned by David and Gail Liniger similar to that granted to other officers and employees, (iv) $42,012 in respect of travel involving hotel and air provided by the Linigers on a complimentary basis for the benefit of Contos, (v) $7,272 in deemed interest amounts related to the benefit of below-market terms, including an annual interest rate of 1%, with respect to a loan to Mr. Contos from Mr. Liniger in the principal amount of $2.375 million, and (vi) a tax gross up of $1,693 related to the use of the golf course, similar to that granted to other officers and employees.  The Company is still evaluating details of the tax treatment of some of the perquisites and benefits described above that were provided by the Linigers on a complimentary basis.

(6)  The amount for Mr. Contos’s “All Other Compensation” in 2016 was revised from the number reported in our Definitive Proxy Statement filed with the SEC on April 12, 2017 (the “2017 Proxy Statement”). The additional amount is comprised of (i)  $84,000 in relation to gifts for the benefit of Contos provided by David and Gail Liniger, (ii) $28,519 in respect of travel involving hotel and air provided by the Linigers on a complimentary basis for the benefit of Contos, (iii) $7,917 in deemed interest amounts related to the benefit of below-market terms, including an annual interest rate of 1%, with respect to a loan to Mr. Contos from Mr. Liniger in the principal amount of $2.375 million, and (iv) $1,200 related to complimentary use of a golf course owned by the Linigers, similar to that granted to other officers and employees. The total compensation for Mr. Contos for 2016 was also revised from the number in the 2017 Proxy Statement to reflect the increase in “All Other Compensation.”  The Company is still evaluating details of the tax treatment of some of the perquisites and benefits described above that were provided by the Linigers on a complimentary basis.  The $103,188 previously reported for Mr. Contos’s “All Other Compensations” in 2016 consisted of (i) matching contributions made under our 401(k) plan, (ii) dividend equivalents paid in cash upon settlement of restricted stock units, (iii) $59,470 in respect of tuition and other education related expenses, and (iv) $31,999 paid in respect of a one-time payment for accrued paid time off paid upon Mr. Contos’s promotion to Chief Operating Officer, a position that does not accrue paid time off.

(7)  We discontinued paying compensation to Mr. Liniger at the time of our IPO in October 2013. Through 2017, Mr. Liniger continued to receive substantially the same benefits, including health insurance, as other Company employees.

(8)  Reflects matching contributions made under our 401(k) plan, dividend equivalents paid in cash upon vesting of restricted stock units, complimentary use of a golf course owned by David and Gail Liniger, similar to that granted to other officers and employees, a tax gross up of $3,950 related to the use of the golf course, similar to that granted to other officers and employees and, with respect to 2016, $22,788 paid in respect of a one-time payment for accrued paid time off paid upon Ms. Callahan’s promotion to Chief Financial Officer in 2016, a position that does not accrue paid time off.

(9)  Reflects matching contributions made under our 401(k) plan, dividend equivalents paid in cash upon vesting of restricted stock units, complimentary use of a golf course owned by David and Gail Liniger, similar to that granted to other officers and employees, and a tax gross up related to the use of the golf course, similar to that granted to other officers and employees. The amount of the tax gross up payment in 2017 was $12,116 in respect of golf course use for the period from 2014 through 2017.

(10) Reflects the bonus paid to Mr. Lewis under the 2017 Bonus Plan, as agreed in his Separation Agreement.

(11) Reflects $12,000 in matching contributions made under our 401(k) plan, as well as dividend equivalents paid in cash upon vesting of restricted stock units, complimentary use of a golf course owned by David and Gail Liniger, similar to that granted to other officers and employees, and a tax gross up related to the use of the golf course, similar to that granted to other officers and employees. The amount of the tax gross up payment in 2017 was $12,280 in respect of golf course use for the period from 2014 through 2017.

Grants of Plan-Based Awards

								All other
								stock
								awards	Grant date
								Number of	fair value
		Estimated future payouts under			Estimated future payouts under			shares of	of
		non-equity incentive plan awards (1)			equity incentive plan awards (2)			stock or	stock
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	units	award
Name	date	($)	($)	($)	(#)	(#)	(#)	(#) (3)	($) (4)
Adam M. Contos	—	100,000	200,000	300,000	—	—	—	—	—
	3/6/2017	—	—	—	2,056	4,112	6,168	—	238,002
	3/6/2017	—	—	—	—	—	—	2,742	152,044
David L. Liniger	—	—	—	—	—	—	—	—	—
Karri R. Callahan	—	80,000	160,000	240,000	—	—	—	—	—
	3/6/2017	—	—	—	1,732	3,463	5,195	—	200,438
	3/6/2017	—	—	—	—	—	—	2,309	128,034
Serene M. Smith	—	75,000	150,000	225,000	—	—	—	—	—
	3/6/2017	—	—	—	1,083	2,165	3,248	—	125,311
	3/6/2017	—	—	—	—	—	—	1,443	80,014
Geoffrey D. Lewis	—	137,500	275,000	412,500	—	—	—	—	—
	3/6/2017	—	—	—	1,353	2,706	4,059	—	156,623
	3/6/2017	—	—	—	—	—	—	1,804	100,032

(1)   Represents potential payouts of cash incentives under the 2017 Bonus Plan. Actual amounts paid are reflected above in the Summary Compensation Table.

(2)   Represents performance-based restricted stock units that are scheduled to vest in 2020 based on Company performance during 2017, 2018, and 2019.

(3) Represents time-based restricted stock units that are scheduled to vest in equal installments on March 1, 2018, 2019, and 2020.

(4)   Reflects the grant date fair value of restricted stock units granted to each Named Executive Officer, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. See Note 12 to our audited consolidated financial statements in our 2017 Annual Report.

Outstanding Equity Awards at Fiscal Year End

The following table provides information regarding outstanding equity awards held by our Named Executive Officers as of the end of fiscal year 2017.

Stock Awards
Equity
				Equity		Incentive Plan
				Incentive Plan		Awards:
				Awards:		Market or
	Number of		Market Value	Number of		Payout value of
	Shares or		of Shares or	unearned shares,		unearned shares,
	Units of Stock		Units of Stock	units, or other		units, or other
	That Have Not		That Have Not	rights that have		rights that have
Name	Vested (#)		Vested ($) (1)	not vested (#)		not vested ($) (1)
Adam M. Contos	8,692	(2)	421,562	2,056	(3)	99,716
David L. Liniger	—		—	—		—
Karri R. Callahan	7,356	(4)	356,766	1,732	(3)	84,002
Serene M. Smith	6,388	(5)	309,818	1,083	(3)	52,526
Geoffrey D. Lewis	9,397	(6)	455,755	1,353	(3)	65,621

(1)   Value is calculated by multiplying the number of unvested restricted stock units by $48.50, which was the closing market price of our Class A common stock on December 29, 2017, the last trading day of the fiscal year.

(2)   Represents time-based unvested restricted stock units as of December 31, 2017 that were scheduled to vest as follows: (i) 926 vest on April 1, 2018, (ii) 5,024 vest in equal installments on March 1, 2018 and 2019 and (ii) 2,742 vest in equal installments on March 1, 2018, 2019, and 2020.

(3)   Represents unvested restricted stock units that will vest in 2020 based on Company performance during 2017, 2018, and 2019. The number set forth above represents the threshold number of RSUs.

(4)   Represents time-based unvested restricted stock units as of December 31, 2017 that were scheduled to vest as follows: (i) 1,028 vest on April 1, 2018, (ii) 4,019 vest in equal installments on March 1, 2018 and 2019 and (ii) 2,309 vest in equal installments on March 1, 2018, 2019, and 2020.

(5)Represents time-based unvested restricted stock units as of December 31, 2017 that were scheduled to vest as follows: (i) 926 vest on April 1, 2018, (ii) 4,019 vest in equal installments on March 1, 2018 and 2019 and (ii) 1,443 vest in equal installments on March 1, 2018, 2019, and 2020.

(6) Represents time-based unvested restricted stock units as of December 31, 2017 that were scheduled to vest as follows: (i) 2,569 vest on April 1, 2018, (ii) 5,024 vest in equal installments on March 1, 2018 and 2019 and (ii) 1,804 vest in equal installments on March 1, 2018, 2019, and 2020. Pursuant to the Separation Agreement, Mr. Lewis’s employment will end June 30, 2018, and all units not vested as of that date will be forfeited.

Option Exercises and Stock Vested for Fiscal Year 2017

	Stock awards
	Number of shares	Value realized
	acquired on vesting	on vesting
Name	(#)	($)(1)
Adam M. Contos	3,435	199,314
David L. Liniger	—	—
Karri R. Callahan	3,036	176,573
Serene M. Smith	2,933	170,449
Geoffrey D. Lewis	5,079	297,050

(1)   Represents the amounts realized based on the fair market value of our stock upon vesting, which is the closing price the day before the applicable vesting date.

Employment Agreements and Separation Agreements

Since our IPO, we have not entered into employment agreements with any executive officer. Geoffrey Lewis, our President during 2017, is the only executive officer who had an employment agreement in 2017. Currently no executive officers have employment agreements.

Geoffrey D. Lewis

We entered into an employment agreement with Mr. Lewis on July 1, 2010. Concurrently with the announcement of Mr. Lewis’s retirement, on February 8, 2018, the Company entered into the Separation Agreement with Mr. Lewis. The Separation Agreement provides that Mr. Lewis’s employment agreement was terminated and replaced with the Separation Agreement.

Mr. Lewis’s employment agreement provided for an initial term through July 1, 2011, but automatically renewed for one year periods on each anniversary date of the agreement until it was terminated and superseded by the Separation Agreement. Pursuant to his employment agreement, Mr. Lewis was entitled to an annual base salary, which was reviewed annually, and he was eligible to receive an annual performance-based bonus. Mr. Lewis’s base salary in 2017 was $500,000. Mr. Lewis’s agreement provided for certain benefits in the event he was terminated by us other than for cause (as defined in the agreement) or by Mr. Lewis for good reason (as defined in the agreement).

The Separation Agreement provides that Mr. Lewis retired as President as of February 8, 2018. Mr. Lewis will continue to serve as Senior Advisor to the Company through June 30, 2018 (the “Retirement Date”), during which time he will be eligible to receive his base salary of $500,000 per year. Mr. Lewis’s cash bonus pursuant to the 2017 Bonus Plan was paid by agreement pursuant to the Separation Agreement in the amount of $65,378.

Potential Payments on Termination/Change of Control

We do not currently have any employment agreements with our executive officers. Some of the restricted stock unit agreements with our executive officers provide for accelerated vesting of awards in the event that there is a change of a control and the award is not converted into an equivalent award by the acquiring or successor entity.

For Named Executive Officers serving as of December 31, 2017 the following table sets forth potential termination payments under various circumstances, as though the termination had occurred on December 31, 2017.

Restricted
		Cash	Continued	Stock
		Severance	Benefits	Vesting	Total
Name	Scenario	($)	($)	($) (1)	($)
Adam M. Contos	Voluntary Resignation without Good Reason	—	—	—	—
	Voluntary Resignation with Good Reason	—	—	—	—
	Involuntary Termination not for Cause	—	—	—	—
	Involuntary Termination for Cause	—	—	—	—
	Change in Control	—	—	376,651	376,651
	Change in Control and NEO Remains Employed for 12 Months Thereafter	—	—	376,651	376,651
David L. Liniger	Voluntary Resignation without Good Reason	—	—	—	—
	Voluntary Resignation with Good Reason	—	—	—	—
	Involuntary Termination not for Cause	—	—	—	—
	Involuntary Termination for Cause	—	—	—	—
	Change in Control	—	—	—	—
	Change in Control and NEO Remains Employed for 12 Months Thereafter	—	—	—	—
Karri R. Callahan	Voluntary Resignation without Good Reason	—	—	—	—
	Voluntary Resignation with Good Reason	—	—	—	—
	Involuntary Termination not for Cause	—	—	—	—
	Involuntary Termination for Cause	—	—	—	—
	Change in Control	—	—	306,908	306,908
	Change in Control and NEO Remains Employed for 12 Months Thereafter	—	—	306,908	306,908
Serene M. Smith	Voluntary Resignation without Good Reason	—	—	—	—
	Voluntary Resignation with Good Reason	—	—	—	—
	Involuntary Termination not for Cause	—	—	—	—
	Involuntary Termination for Cause	—	—	—	—
	Change in Control	—	—	69,986	69,986
	Change in Control and NEO Remains Employed for 12 Months Thereafter	—	—	69,986	69,986
Geoffrey D. Lewis (2)	Voluntary Resignation without Good Reason	—	—	—	—
	Voluntary Resignation with Good Reason	500,000	35,487	—	535,487
	Involuntary Termination not for Cause	500,000	35,487	—	535,487
	Involuntary Termination for Cause	—	—	—	—
	Change in Control	—	—	455,755	455,755
	Change in Control and NEO Remains Employed for 12 Months Thereafter	125,000	—	455,755	580,755

(1)   Reflects accelerated vesting of restricted stock units in the event of a change in control in connection with which the restricted stock units are not converted into an equivalent award by the acquiring or successor entity.

(2)Information for Mr. Lewis is as of December 31, 2017, based on his restricted stock award agreements and the employment agreement that was in effect at that time. On February 8, 2018, the Company entered into the Separation Agreement with Mr. Lewis, which is described in more detail above under “Employment Agreements and Separation Agreements.”

Principal Executive Officer Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of David Liniger, who served as our principal executive officer for all of 2017.

We identified the median employee by examining the compensation (including base salary, bonuses, commissions, incentives, and overtime) of all of our employees, other than Mr. Liniger, as of November 15, 2017. We annualized the compensation of all employees and selected the median employee.

The total compensation of the employee identified as the median employee at our Company was $92,777. This includes base salary of $68,300;  cash bonus of $11,650; 401(k) match of $9,000; $2,400 related to complimentary use of a golf course owned by David and Gail Liniger; and a tax gross-up of $1,427 related to the use of the golf course. For all employees, the compensation charge for the golf course use was taken and the gross-up was paid in 2017 but both the charge and the gross up related to use of the golf course in 2014, 2015, 2016, and 2017. The amount for the cash bonus also includes a tax gross-up of $119 for a special $200 bonus that was paid in cash.

Mr. Liniger has not received compensation, other than standard employee benefits, since our IPO in 2013. His compensation in 2017 was $0. The ratio of Mr. Liniger’s compensation to that of the median employee was zero.

Employee Benefit and Stock Plans

The 2013 Omnibus Incentive Plan

Prior to our IPO, our Board of Directors adopted the RE/MAX Holdings, Inc. 2013 Omnibus Incentive Plan (the “Omnibus Plan”) and our stockholders voted in 2017 to reapprove the Omnibus Plan. The Omnibus Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Code, to our employees and any parent and subsidiary employees, and for the grant shares of our Class A common stock, non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units, dividend equivalent rights, cash-based awards (including annual cash incentives and long-term cash incentives), and any combination thereof to our employees, directors, and consultants and to employees, directors, and consultants of any affiliated entity, including RMCO and its subsidiaries. This is a summary of the principal features of the 2013 Omnibus Incentive Plan. This summary, however, does not purport to be a complete description of all of the provisions of the 2013 Omnibus Incentive Plan and is qualified in its entirety by reference to the full text of the 2013 Omnibus Incentive Plan. As of the Record Date, approximately 40 officers, 415 other employees,  and eight non-employee directors were eligible to participate in the 2013 Omnibus Incentive Plan. The administrator of the Omnibus Plan also has discretion to grant awards to consultants. We have not historically granted awards to consultants and, as of the Record Date, there are no consultants the administrator would likely consider for the grant of awards. Such persons are eligible to participate in the Omnibus Plan on the basis that such participation provides an incentive, through ownership of the Company’s common stock, to continue in service to the Company and related entities, and to help the Company compete effectively with other enterprises for the services of qualified persons.

Share Reserve

The Omnibus Plan provides for annual increases in the number of shares available for issuance thereunder on the first business day of each fiscal year, beginning with our fiscal year following the year of our IPO, equal to one percent of the number of shares of our common stock outstanding on the last day of our immediately preceding fiscal year, on a fully diluted basis; or a lower number of shares determined by the plan’s administrators. After giving effect to all outstanding awards (assuming maximum achievement of performance goals for performance-based awards), there were 2,379,333 shares available for future awards under the 2013 Omnibus Incentive Plan, as of the Record Date.

Administration

The Compensation Committee of the Board of Directors administers the Omnibus Plan and is referred to as the “administrator.” The administrator has the power to determine and interpret the terms and conditions of the awards, including the employees, directors, and consultants who will receive awards, the exercise price, the number of shares subject to each such award, the vesting schedule and exercisability of the awards, the restrictions on transferability of awards, and the form of consideration payable upon exercise. The administrator also has the authority to reduce the exercise prices of outstanding stock options and the base appreciation amount of any stock appreciation right if the exercise price or base appreciation amount exceeds the fair market value of the underlying shares, and to cancel such options and stock appreciation rights in exchange for new awards, in each case without stockholder approval.

401(k) Plan

RE/MAX, LLC maintains a tax-qualified 401(k) retirement savings plan for participants who satisfy certain eligibility requirements, including a minimum hours of service requirement. The 401(k) plan participants, including certain of our Named Executive Officers, may elect to defer up to 60% of their eligible regular compensation and bonuses, subject to applicable annual limits set pursuant to the Internal Revenue Code of 1986, as amended (the “Code”). The Company may make discretionary matching and profit sharing contributions on behalf of plan participants. Every year since 2013 the Company has made discretionary matching contributions in the amount of 50% of contributions by plan participants. Plan participants may elect to invest their contributions in various established funds. All amounts contributed to the plan and earnings on these contributions are fully vested at all times.

DIRECTOR COMPENSATION

Our Compensation Committee is responsible for determining executive compensation. The table below illustrates the compensation structure for non-employee directors in 2017. Directors who are also employees receive no additional compensation for their services as directors.

	Annual
	Amount
Element	($)
Retainer (cash)	80,000	(1)
Equity Grant (restricted stock units that vest after approximately one year)	100,000
Additional Retainer for Lead Independent Director (cash)	20,000
Additional Retainer for Audit Committee Chair (cash)	25,000
Additional Retainer for Audit Committee Member (cash)	12,500
Additional Retainer for Compensation Committee Chair (cash)	15,000
Additional Retainer for Compensation Committee Member (cash)	5,000
Additional Retainer for Nominating and Corporate Governance Committee Chair (cash)	10,000
Additional Retainer for Nominating and Corporate Governance Committee Member (cash)	5,000

(1)   This amount was increased from $60,000 on February 22, 2017.

The following table shows director compensation for fiscal year 2017.

	Fees Earned or	Stock	All Other
	Paid in Cash	Awards	Compensation
Name	($)	($)(1)	($)		Total ($)
Richard O. Covey	100,000	100,032	69,875	(2)	269,907
Kathleen J. Cunningham	105,000	100,032	69,875	(2)	274,907
Joseph A. DeSplinter	87,500	100,032	1,085	(3)	188,617
Roger J. Dow	90,000	100,032	1,085	(3)	191,117
Ronald E. Harrison	92,500	100,032	1,085	(3)	193,617
David L. Liniger (4)	—	—	—		—
Gail A. Liniger (4)	—	—	—		—
Daniel J. Predovich	75,000	100,032	61,810	(5)	236,842
Christine M. Riordan	90,000	100,032	1,085	(3)	191,117
Teresa S. Van De Bogart	87,500	100,032	34,104	(6)	221,636

(1)   Reflects the grant date fair value of restricted stock units granted to each Named Executive Officer, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. See Note 12 to our audited consolidated financial statements in our 2017 Annual Report. As of December 31, 2017, each director, other than Mr. and Mrs. Liniger, had 1,804 unvested restricted stock units, which were scheduled to vest on April 1, 2018.

(2)   Reflects dividend equivalents paid in cash upon settlement of restricted stock units, complimentary use of a golf course owned by the Linigers during 2014, 2015, 2016, and 2017 ($32,400), and a tax gross up for the use of the golf course during the same time period ($36,390), on a basis similar to that granted to officers and employees.

(3)   Reflects dividend equivalents paid in cash upon settlement of restricted stock units.

(4)   Since our IPO in 2013, Mr. and Ms. Liniger have not received compensation (other than benefits similar to other employees) for their service as officers or directors.

(5)   Reflects dividend equivalents paid in cash upon settlement of restricted stock units, complimentary use of a golf course owned by David and Gail Liniger during 2014, 2015, 2016, and 2017 ($25,200), travel involving hotel and air provided by David and Gail

Liniger on a complimentary basis for Mr. Predovich’s benefit, and a tax gross up for the use of the golf course during the same time period ($28,303), on a basis similar to that granted to officers and employees.

(6)   Reflects dividend equivalents paid in cash upon settlement of restricted stock units, complimentary use of a golf course owned by David and Gail Liniger during 2016 and 2017 ($15,600) and a tax gross up for the use of the golf course during the same time period ($17,521), on a basis similar to that granted to officers and employees.

In addition to the amounts in the table above, all directors receive reimbursement for reasonable out-of-pocket expenses incurred in connection with meetings of our Board of Directors.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our Class A common stock and Class B common stock by (i) each of our directors, (ii) each of our Named Executive Officers, (iii) our directors and executive officers as a group, and (iv) each person known to us to beneficially own more than 5% of our voting securities. For our directors and officers, the information is as of the Record Date, unless otherwise noted. For stockholders who own more than 5% of our Class A common stock, the information is as of the most recent form 13G filed by each such stockholder with the SEC. Unless otherwise noted, the address of each stockholder is c/o RE/MAX Holdings, 5075 S. Syracuse St., Denver, CO 80237.

We have determined beneficial ownership in accordance with SEC rules. The information does not necessarily indicate beneficial ownership for any other purpose. Under these rules, the number of shares of common stock deemed outstanding includes shares issuable upon exercise of options or conversion rights held by the respective person or group that may be exercised or converted within 60 days after the Record Date.

Pursuant to RMCO’s Fourth Amended and Restated Operating Agreement, common units in RMCO are redeemable at the unitholders’ election for, at our option, shares of Class A common stock of RE/MAX Holdings on a one-for-one basis (subject to customary adjustments, including conversion rate adjustments, underwriting discounts, commissions and adjustments for stock splits, stock dividends and reclassifications) or a cash payment equal to the market price of one share of our Class A common stock for each common unit redeemed. Beneficial ownership of common units reflected in the following table is not reflected as beneficial ownership of shares of our Class A common stock for which such units may be redeemed.

	Class A		RMCO Common Units		Class B (1)		Combined Voting Power of Class A and Class B
Directors and Named Executive Officers	Number	Percentage	Number	Percentage	Number	Percentage	Percentage
David L. Liniger (2)	—	*	12,559,600	41.46%	1	100.00%	58.62%
Gail A. Liniger (2)	—	*	12,559,600	41.46%	1	100.00%	58.62%
Karri R. Callahan	6,017	*	—	*	—	*	*
Adam M. Contos	6,995	*	—	*	—	*	*
Richard O. Covey (3)	8,927	*	—	*	—	*	*
Kathleen J. Cunningham	10,627	*	—	*	—	*	*
Joseph A. DeSplinter	3,613	*	—	*	—	*	*
Roger J. Dow	12,427	*	—	*	—	*	*
Ronald E. Harrison	12,427	*	—	*	—	*	*
Dan J. Predovich	3,633	*	—	*	—	*	*
Christine M. Riordan	5,154	*	—	*	—	*	*
Serene M. Smith	3,317	*
Teresa S. Van De Bogart	3,443	*	—	*	—	*	*
Geoffrey D. Lewis	10,815	*	—	*	—	*	*
Directors and executive officers as a group (13 persons) (4)	76,580	*	12,559,600	41.46%	1	100.00%	58.79%
5% Stockholders
RIHI (5)	—	*	12,559,600	41.46%	1	100.00%	58.62%
T. Rowe Price Associates, Inc. (6)	2,164,273	12.20%	—	*	—	*	5.05%
BlackRock, Inc. (7)	2,272,813	12.82%	—	*	—	*	5.30%
Kayne Anderson Rudnick Investment Management LLC (8)	1,691,112	9.54%	—	*	—	*	3.95%
Burgundy Asset Management Ltd. (9)	1,518,391	8.56%	—	*	—	*	3.54%
Van Berkom & Associates Inc. (10)	1,218,158	6.87%	—	*	—	*	2.84%
Waddell & Reed Financial Inc. (11)	971,930	5.48%	—	*	—	*	2.27%
The Vanguard Group (12)	927,184	5.23%	—	*	—	*	2.16%

* Less than 1%

(1)    RIHI, as holder of Class B common stock, is entitled to, without regard to the number of shares of Class B common stock held, a number of votes on matters presented to stockholders of RE/MAX Holdings that is equal to two times the aggregate number of common units of RMCO that such stockholder holds. These voting rights will be reduced to equal the aggregate number of

RMCO common units held after any of the following occur: (i) October 7, 2018; (ii) the death of the Company’s Chair and Co-Founder, David Liniger; or (iii) RIHI’s ownership of RMCO common units falls below 5,320,380 common units.

(2)    Includes common units in RMCO held by RIHI which may be redeemed at RIHI’s election for, at our option, shares of Class A common stock of RE/MAX Holdings on a one-for-one basis (subject to customary adjustments, including conversion rate adjustments, underwriting discounts, commissions, and adjustments for stock splits, stock dividends and reclassifications) or cash. Mr. and Mrs. Liniger have dispositive, voting, and investment control over such common units in RMCO.

(3)    Shares are owned by the Richard O. Covey living trust.

(4)    Does not include shares held by Mr. Lewis because he is no longer an executive officer.

(5)    Includes common units in RMCO which may be redeemed at RIHI’s election for, at our option, shares of Class A common stock of RE/MAX Holdings on a one-for-one basis (subject to customary adjustments, including conversion rate adjustments, underwriting discounts, commissions, and adjustments for stock splits, stock dividends, and reclassifications) or cash. RIHI is majority owned and controlled by David Liniger, our Chair, and Co-Founder and Gail Liniger, our Vice Chair and Co-Founder. As such, Mr. and Mrs. Liniger have dispositive, voting, and investment control over the common units held by RIHI.

(6)    Based solely on a Schedule 13G/A jointly filed on February 12, 2018 by T. Rowe Price Associates, Inc. (“TRP”) and T. Rowe Price New Horizons Fund, Inc. (“NHF”). TRP reported sole voting power with respect to 414,412 shares and sole dispositive power with respect to 2,164,273 shares. NHF reported sole voting power with respect to 900,067. TRP denies beneficial ownership of the securities reported on the Schedule 13G/A. In such filing, the address for TRP and NHF is 100 E. Pratt Street, Baltimore, MD 21202.

(7)    Based solely on a Schedule 13G/A filed by BlackRock, Inc. (“BlackRock”) on January 19, 2018. BlackRock reported sole voting power with respect to 2,227,786 shares and sole dispositive power with respect to 2,272,813 shares. In such filing, BlackRock lists its address as 55 East 52nd Street, New York, NY 10055.

(8)    Based solely on a Schedule 13G filed by Kayne Anderson Rudnick Investment Management LLC (“Kayne Anderson”) on February 13, 2018. Kayne Anderson reported sole voting power and sole dispositive power with respect to 1,289,492 shares, shared voting power and shared dispositive power with respect to 401,620. In such filing, Kayne Anderson lists its address as 1800 Avenue of the Stars, 2nd Floor, Los Angeles, CA 90067.

(9)    Based solely on a Schedule 13G/A filed on February 12, 2018 by Burgundy Asset Management Ltd. (“Burgundy”). Burgundy reported sole voting power with respect to 1,132,967 shares and sole dispositive power with respect to 1,518,391 shares. In such filing, Burgundy lists its address as 181 Bay St., Suite 4510, Toronto, Ontario M5J 2T3, Canada.

(10)  Based solely on a Schedule 13G filed by Van Berkom & Associates Inc. (“VB”) on February 13, 2018. VB reported sole voting and sole dispositive power with respect to all shares reported. In such filing, VB lists its address as 1130 Sherbrooke Street West, Suite 1005, Montreal, Quebec H3A 2M8, Canada. VB disclaims beneficial ownership of the shares reported, except to the extent of its pecuniary interest therein.

 (11) Based solely on a Schedule 13G jointly filed on February 14, 2018 by Ivy Investment Management Company (“IICO”); Waddell & Reed Investment Management Company (“WRIMCO”); Waddell & Reed, Inc. (“WRI”); Waddell & Reed Financial Services, Inc. (“WRFSI”); and Waddell & Reed Financial, Inc. (“WDR”), According to such filing, IICO is an investment advisory subsidiary of WDR or WRIMCO, an investment advisory subsidiary of WRI; WRI is a broker-dealer and underwriting subsidiary of WRFSI, a subsidiary of WDR. The filing shows the following sole voting and sole dispositive power: IICO: 540,170 (direct); WRIMCO: 431,760 (direct); WRI: 431,760 (indirect); WRFSI: 431,760 (indirect); and WDR: 971,930 (indirect). In the filing, the address for each of for each of Ivy, WRI, WRFSI, WRFI, and WRI is listed as 6300 Lamar Avenue, Overland Park, KS.

(12)Based solely on a Schedule 13G filed by The Vanguard Group (“Vanguard”) on February 9, 2018. Vanguard reported sole voting power with respect to 19,714 shares, shared voting power with respect to 1,411 shares, sole dispositive power with respect to 907,648 shares, and shared dispositive power with respect to 19,536 shares. In such filing, Vanguard lists its address as 100 Vanguard Blvd., Malvern PA 19355.

SECTION 16 BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers, and persons who beneficially own more than 10% of the Company’s common stock, to file reports of beneficial ownership and reports of changes in beneficial ownership with the SEC. Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports that they file. We assist our directors and officers with their Section 16(a) filings. Based solely on a review of reports filed with the SEC and written representations from directors and executive officers, we believe that all required reports under Section 16(a) were timely filed during 2017.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We describe below the transactions and series of similar transactions, during 2017, to which we were a participant or will be a participant, in which:

•     the amounts involved exceeded or will exceed $120,000; and

•     any of our directors, executive officers, holders of more than 5% of our capital stock (which we refer to as 5% stockholders), or any member of their immediate family had or will have a direct or indirect material interest, other than compensation arrangements with directors and executive officers, which are described where required in the Compensation Disclosure and Analysis, the compensation tables above, and under the section titled “Director Compensation.”

Registration Rights Agreement

We entered into a registration rights agreement with RIHI in connection with our IPO. The registration rights agreement provides RIHI certain registration rights whereby, at any time following our IPO and the expiration of any related lock-up period, it can require us to register, under the Securities Act of 1933, shares owned by it and not sold in our IPO. The registration rights agreement also provides for piggyback registration rights for all stockholders that are parties to the agreement.

Tax Receivable Agreements

In connection with our IPO, we entered into certain transactions which are expected to have the effect of reducing the amounts that we would otherwise pay in the future to various tax authorities as a result of increasing our share of tax basis in RMCO’s tangible and intangible assets. In connection with these transactions, we entered into a separate tax receivable agreement with each of RMCO’s two historical owners, including RIHI. These agreements provide for the payment by us to the counterparties to the agreements of 85% of the amount of cash savings, if any, in U.S. federal, state, and local income tax or franchise tax that we actually realize, or in some circumstances are deemed to realize, as a result of an expected increase in our share of tax basis in RMCO’s tangible and intangible assets, including increases attributable to payments made under the tax receivable agreements, and deductions attributable to imputed and actual interest that accrues in respect of such payments. These tax benefit payments are not conditioned upon one or more of the historical owners maintaining a continued ownership interest in either RMCO or RE/MAX Holdings. We expect to benefit from the remaining 15% of cash savings, if any, that we may actually realize. The substantive provisions of the separate tax receivable agreements that we entered into with each of RMCO’s historical owners are substantially identical.

For purposes of the tax receivable agreements, cash savings in income and franchise tax are computed by comparing our actual income and franchise tax liability to the amount of such taxes that we would have been required to pay had there been no increase in our share of tax basis in RMCO’s tangible and intangible assets and had the tax receivable agreements not been entered into. The tax receivable agreements generally apply to each of our taxable years and began with the first taxable year ending after the consummation of the IPO. There is no maximum term for the tax receivable agreements; however, the tax receivable agreements may be terminated by us pursuant to an early termination procedure that requires us to pay the counterparties an agreed upon amount equal to the estimated present value of the remaining payments to be made under the agreement.

The actual timing and amount of any payments that may be made under the tax receivable agreements will vary depending upon a number of facts and circumstances that are beyond our control (including the timing and amount of any redemption of common units by RIHI, the trading price of our shares of Class A common stock at the time of any such redemptions, and the amount and timing of our taxable income and the applicable tax rate). However, the payments that we may be required to make to the counterparties could be substantial. Any payments made by us to the counterparties to the tax receivable agreements will generally reduce the amount of overall cash flow that might have otherwise been available to us or to RMCO and, to the extent that we are unable to make payments under the tax receivable agreements for any reason, the unpaid amounts will be deferred and will accrue interest until paid by us.

 The tax receivable agreements provide that if certain mergers, asset sales, other forms of business combination, or other changes of control were to occur, or that if, at any time, we elect an early termination of the tax receivable agreements, then our obligations, or our successor’s obligations, under the tax receivable agreements would be based on certain assumptions, including an assumption that we would have sufficient taxable income to fully utilize all potential future tax benefits that are subject to the tax receivable agreements.

As a result, (i) we could be required to make cash payments to the counterparties that are greater than the specified percentage of the actual benefits we ultimately realize, and (ii) if we elect to terminate the tax receivable agreements early, we would be required to make an immediate cash payment equal to the present value of the anticipated future tax benefits that are the subject of the tax receivable agreements, which payment may be made significantly in advance of the actual realization, if any, of such future tax benefits.

The tax receivable agreements provide that we may, at our option, make one or more estimated payments to the counterparties in respect of any anticipated payments required under the tax receivable agreements. Any estimated payments made under the terms of the tax receivable agreements are subject to adjustment pending a final determination of the actual payments required under the tax receivable agreements.

We will also not be reimbursed for any cash payments previously made to the counterparties to the tax receivable agreements if any tax benefits initially claimed by us are subsequently challenged by a taxing authority and are ultimately disallowed. Instead, any excess cash payments made by us to a counterparty will be netted against any future cash payments that we might otherwise be required to make under the terms of the tax receivable agreements. However, we might not determine that we have effectively made an excess cash payment to the counterparties for a number of years following the initial time of such payment. As a result, it is possible that we could make cash payments under the tax receivable agreements that are substantially greater than our actual cash tax savings. Although we are not currently aware of any reason why any tax basis increases or other tax benefits would be challenged by a taxing authority, if we determine that any tax basis increases or other tax benefits may be subjected to a reasonable challenge or are being challenged by a taxing authority, we may withhold some or all of the payments otherwise due to the counterparties under the tax receivable agreements in an interest-bearing escrow account until such a challenge is no longer possible or is otherwise resolved.

We will have full responsibility for, and sole discretion over, all RE/MAX Holdings tax matters, including the filing and amendment of all tax returns and claims for refund and defense of all tax contests, subject to certain participation rights held by the counterparties.

Payments are generally due under the tax receivable agreements within a specified period of time following the filing of our tax return for the taxable year with respect to which the payment obligation arises, although interest on such payments will begin to accrue at a rate of LIBOR plus 100 basis points from the due date (without extensions) of such tax return. Any late payments that may be made under the tax receivable agreements will continue to accrue interest at LIBOR plus 300 basis points until such payments are made, including any late payments that we may subsequently make because we did not have enough available cash to satisfy our payment obligations at the time at which they originally arose.

We entered into the tax receivable agreements on October 7, 2013. During 2017, we made payments under the tax receivable agreement with RIHI of approximately $5.6 million, of which $1.9 million relates to tax year 2015 and $3.7 million relates to tax year 2016.

RMCO Operating Agreement

In connection with our IPO, RE/MAX Holdings, RIHI and RMCO entered into RMCO’s fourth amended and restated limited liability company agreement (the “RMCO Agreement”).

Appointment as Manager. Under the restated RMCO Agreement, we are a member and the sole manager of RMCO. As the sole manager, we control all of the day-to-day business affairs and decision-making of RMCO without the approval of any other member. As such, we, through our officers and directors, are responsible for all operational and administrative decisions of RMCO and the day-to-day management of RMCO’s business. Pursuant to the terms of the RMCO Agreement, we also cannot, under any circumstances, be removed as the sole manager of RMCO. Except as necessary to avoid being classified as an investment company or with the approval of RIHI, as long as we are the sole manager of RMCO, our business is limited to owning and dealing with our common units of RMCO, managing the business of RMCO, and fulfilling our obligations under the Exchange Act, and activities incidental to the foregoing.

Compensation. We are not entitled to compensation for our services as manager except as provided in the management services agreement described below under “Management Services Agreement,” or as otherwise approved by a vote of the members holding a majority of the outstanding common units. We are entitled to reimbursement by RMCO pursuant to the management services agreement for our reasonable out-of-pocket expenses incurred on its behalf.

Distributions. The RMCO Agreement requires “tax distributions” to be made by RMCO to its members, as that term is defined in the agreement. Tax distributions will be made pro rata on a quarterly basis to each member of RMCO, including us, such that each member will receive a tax distribution that is proportionate to its percentage interest in RMCO (based on the number of common units in RMCO that it holds relative to the total number of outstanding common units of RMCO) and that is sufficient to satisfy its tax liability based on such member’s allocable share of the taxable income of RMCO and an assumed tax rate that will be determined by us. For this purpose, the taxable income of RMCO, and RE/MAX Holdings’ allocable share of such taxable income, shall be determined without regard to any current or future amortization deductions attributable to (i) tax basis adjustments that RE/MAX Holdings may receive under Section 743(b) of the Code and (ii) RE/MAX Holdings’ proportionate share of RMCO’s existing tax basis in previously acquired assets that result, in each case, from RE/MAX Holdings’ deemed or actual purchase of an equity interest in RMCO from our historical owners (as described above under “Tax Receivable Agreements”). The assumed tax rate that we expect to use for purposes of determining tax distributions from RMCO to its members will approximate our reasonable estimate of the highest combined federal, state (based on the highest individual tax rate in the state of Colorado), and local tax rate that may potentially apply to any one of RMCO’s members, regardless of the actual final tax liability of any such member. Tax distributions will also be made only to the extent all distributions from RMCO for the relevant period were otherwise insufficient to enable each member to cover its tax liabilities as calculated in the manner described above. The RMCO Agreement also allows for distributions to be made by RMCO to its members out of “distributable cash,” as that term is defined in the agreement. We expect that distributions out of distributable cash will be made pro rata on a quarterly basis to the extent necessary to enable RE/MAX Holdings to cover its operating expenses and other obligations, including any obligations that RE/MAX Holdings may have under the tax receivable agreements that it entered into with RMCO’s historical owners (as described above under “Tax Receivable Agreements”), and to make anticipated dividend payments to the holders of its Class A common stock.

Transfer Restrictions. The RMCO Agreement generally restricts transfers of common units of RMCO, subject to limited exceptions. Any transferee of common units must assume, by operation of law or written agreement, all of the obligations of a transferring member with respect to the transferred units, even if the transferee is not admitted as a member of RMCO. Additionally, in the event that any common units of RMCO are validly transferred in accordance with the terms of the RMCO Agreement, the voting rights of the corresponding shares of Class B common stock to be transferred shall be reduced to one times the aggregate number of RMCO common units held by such transferee, unless the transferee is David Liniger.

Common Unit Redemption Right. The RMCO Agreement provides a redemption right to RIHI which entitles RIHI to have its common units of RMCO redeemed for our shares of Class A common stock on a one-for-one basis (subject to customary adjustments, including conversion rate adjustments, underwriting discounts, commissions, and adjustments for stock splits, stock dividends, and reclassifications), or at our option, a cash payment equal to the market price of one share of our common stock. If we decide to make a cash payment, RIHI has the option to rescind its redemption request within a specified time period. If we decide to make a cash payment and RIHI has not rescinded, we are obligated to sell to a third party a number of shares of our Class A common stock equal to the number of redeemed common units, so as to ensure that the number of common units in RMCO that we own will equal the number of our outstanding shares of Class A common stock. Upon the exercise of its redemption right, RIHI will surrender common units to RMCO for cancellation. Pursuant to our amended and restated certificate of incorporation, we will then contribute cash or shares of our Class A common stock to RMCO in exchange for an amount of newly issued common units in RMCO equal to the number of common units redeemed by RIHI. RMCO will then distribute the cash or shares of our Class A common stock to RIHI to complete the redemption. In connection with RIHI’s exercise of its redemption right, RE/MAX Holdings may also, in its sole discretion, elect to acquire RIHI’s common units in RMCO from RIHI. In the event of such an election, and as an alternative to RIHI engaging in a redemption transaction with RMCO, RE/MAX Holdings would instead directly acquire RIHI’s common units in RMCO on the same terms as if RIHI had engaged in a redemption transaction with RMCO as previously described above.

Issuance of Common Units Upon Exercise of Options or Issuance of Other Equity Compensation. Upon the exercise of options we have issued or the issuance of other types of equity compensation (such as the issuance of restricted or non-restricted stock, payment of bonuses in stock or settlement of stock appreciation rights in stock), we have the right to acquire from RMCO a number of common units equal to the number of our shares of Class A common stock being issued in connection with the exercise of options or issuance of other types of equity compensation. We will contribute to RMCO the amount of any consideration we receive for the exercise of options or for shares issued pursuant to other types of equity compensation.

Dissolution. The RMCO Agreement provides that the unanimous consent of all members holding common units will be required to voluntarily dissolve RMCO. In addition to a voluntary dissolution, RMCO will be dissolved upon the entry of a decree of judicial dissolution in accordance with Delaware law. Upon a dissolution event, the proceeds of a liquidation will be distributed in the following order: (i) first, to pay the expenses of winding up RMCO; (ii) second, to pay debts and liabilities owed to creditors of RMCO; and (iii) third, to the members pro rata in accordance with their respective percentage ownership interests in RMCO (as determined based on the number of common units held by a member relative to the aggregate number of all outstanding common units).

Confidentiality. Each member agrees to maintain the confidentiality of RMCO’s intellectual property and other confidential information.

Indemnification. The RMCO Agreement provides for indemnification of the manager, members and officers of RMCO and their respective subsidiaries or affiliates.

SSB Consulting Group LLC

SSB Consulting Group, LLC (“SSB”) is an information technology vendor that the Company retained for various projects including discovery on information technology architecture, due diligence and other services in connection with the acquisition of Booj, LLC by RE/MAX, LLC, and assistance with vendor selection for an enterprise-wide data management platform. The husband and brother-in-law of Serene Smith, our Chief Operating Officer, were part-owners of SSB until February 28, 2018. The Company originally retained SSB in 2016, but the Company’s engagement of SSB was not a transaction with a Related Party until Ms. Smith’s promotion to Chief Operating Officer in May 2017. During 2017 we paid SSB approximately $260,000. Following Ms. Smith’s promotion, in September 2017, the Audit Committee ratified the engagement of SSB for the completed and then in-progress projects described above.  Furthermore, in response to the Related Party relationship, the Audit Committee required that the Company not engage SSB for any other work without obtaining approval by the Audit Committee.

 Management Services Agreement

In connection with our IPO, we entered into a management services agreement with RMCO pursuant to which we provide certain management services to RMCO. In exchange for the services we provide, RMCO reimburses us for compensation and other expenses of our officers and employees and for certain out-of-pocket costs. RMCO also provides administrative and support services to us, such as office facilities, equipment, supplies, payroll, and accounting and financial reporting. The management services agreement also provides that our employees may participate in RMCO’s benefit plans, and that RMCO employees may participate in our 2013 Omnibus Incentive Plan. RMCO will indemnify us for any losses arising from our performance under the management services agreement, except that we will indemnify RMCO for any losses caused by our willful misconduct or gross negligence.

Executive Compensation, Employment Arrangements, Retirement Agreement, and Separation Agreement

Please see “Compensation Disclosure and Analysis,” “Compensation Tables,” and “Employment Agreements and Separation Agreements” for information on compensation arrangements with our executive officers, agreements with our executive officers containing compensation and termination provisions, among others, and the Separation Agreement with our former President.

Director and Officer Indemnification and Insurance

We have entered into indemnification agreements with certain of our directors and executive officers, and purchased directors’ and officers’ liability insurance. The indemnification agreements and our amended and restated certificate of incorporation and bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

Policies and Procedures Regarding Related Party Transactions

We have adopted a written policy with respect to related party transactions. Under this policy, a “Related Party Transaction” is any financial transaction, arrangement or relationship (or series of similar transactions, arrangements, or relationships) in which we are or any of our subsidiaries is a participant and in which a Related Party has or will have a direct or indirect interest, other than any transactions, arrangements or relationships in which the aggregate amount involved will not or may not be expected to exceed $120,000 in any calendar year, subject to certain exceptions. A “Related Party” is any of our executive officers, directors or director nominees, any stockholder directly or indirectly beneficially owning in excess of 5% of our stock or securities exchangeable for our stock, or any immediate family member of any of the foregoing persons.

Pursuant to our related party transaction policies and procedures, any Related Party Transaction must be reviewed by the Audit Committee. In connection with its review of a Related Party Transaction, the Audit Committee may take into account, among other factors it deems appropriate, whether the Related Party Transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the Related Party Transaction.

PROPOSAL 2: RATIFICATION OF INDEPENDENT AUDITOR

Our Audit Committee has appointed KPMG as our independent auditor for the fiscal year ending December 31, 2018. Although stockholder ratification of the appointment of KPMG is not required by law, we are submitting the appointment to our stockholders for ratification as a matter of good corporate governance. The ratification of the appointment of KPMG requires the affirmative vote of a majority of the votes cast at the Annual Meeting. If stockholders do not ratify the appointment of KPMG, the Audit Committee will reconsider the appointment. Even if stockholders ratify the appointment of KPMG, the Audit Committee retains the discretion to appoint a different independent auditor at any time if it determines that such a change would be in the best interests of the Company and its stockholders.

Representatives of KPMG are expected to attend the Annual Meeting and will have an opportunity to make a statement if they desire to do so.

RECOMMENDATION OF THE BOARD: The Board of Directors recommends that you vote FOR the ratification of KPMG as our independent auditor for the fiscal year ending December 31, 2018.

KPMG Fees

The following table presents aggregate fees billed to the Company for services rendered by KPMG during the fiscal years ended December 31, 2017 and 2016.

	2017	2016
Audit fees (1)	$1,600,924	$1,476,077
Audit-related fees (2)	126,033	125,000
Tax fees (3)	861,914	885,757
Total	$2,588,871	$2,486,834

(1)   Audit fees include fees for the audit of our 2017 and 2016 consolidated financial statements (including the audits required of internal control over financial reporting), fees of $308,937 in relation to review of the work of the Special Committee, subsidiary company audits, and issuance of consents required by statute or regulation and similar matters.

(2)   Audit-related fees include fees billed for audit-related services related to professional consultations with respect to accounting issues, the Company’s 2017 and 2016 acquisitions and 2016 debt refinancing.

(3)   Tax fees include fees billed in the respective periods for tax compliance services and consultations regarding the tax implications of certain transactions, as shown in the table below.  Tax fees related to the tax receivable agreements consist of fees incurred due to ongoing maintenance requirements of the Company’s tax receivable agreements, which include preparing an advisory firm letter, reviewing the related tax basis and tax benefit schedules and the facts, assumptions, and methodologies used in calculating the payments due pursuant to the tax receivable agreements. Other tax fees in 2017 include tax fees incurred in connection with the Special Investigation ($27,776) and the acquisition of Booj ($25,000). Other tax fees in 2016 consist of tax fees incurred in connection with the Company’s secondary offering in 2015.

	2017	2016
Tax compliance fees	$483,115	$550,377
Tax consulting fees	65,005	40,389
Tax fees related to the tax receivable agreements	258,554	192,594
Other tax fees	55,240	102,397
Total	$861,914	$885,757

AUDIT COMMITTEE REPORT

The following is the report of the Audit Committee with respect to the Company’s audited financial statements as of and for the year ended December 31, 2017. The information contained in this report shall not be deemed “soliciting material” or otherwise considered “filed” with the SEC, and such information shall not be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates such information by reference in such filing.

The Audit Committee makes the following report to the Board of Directors:

The Audit Committee consists of the following members of the Board: Kathleen Cunningham (Chair), Joseph DeSplinter, Ronald Harrison, and Teresa Van De Bogart. Each of the members is independent and financially literate as defined under the applicable NYSE rules. Ms. Cunningham and Mr. DeSplinter have been designated as audit committee financial experts under Item 407(d)(5) of Regulation S-K.

The Audit Committee is responsible primarily for assisting the Board in fulfilling its oversight responsibility of reviewing the financial information that will be provided to stockholders and others, appointing the independent registered public accounting firm, reviewing the services performed by the Company’s independent registered public accounting firm and internal audit department, evaluating the Company’s accounting policies, reviewing the integrity of the Company’s financial reporting process and the Company’s internal control structure that management and the Board have established, reviewing significant financial transactions, earnings press releases, and earnings guidance provided to analysts and rating agencies. Management of the Company is responsible for the preparation and presentation of the Company’s financial statements, the effectiveness of internal control over financial reporting, and procedures that are reasonably designed to assure compliance with accounting standards and applicable laws and regulations. The Company’s independent registered public accounting firm, KPMG, is responsible for performing an independent audit of the consolidated financial statements and the effectiveness of the Company’s internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”). The Audit Committee does not itself prepare financial statements or perform audits, and its members are not auditors or certifiers of the Company’s financial statements or disclosures.

In fulfilling its responsibility of appointment, compensation, and oversight of the services performed by the Company’s independent registered public accounting firm, the Audit Committee regularly meets separately with the independent auditors and carefully reviews the responsibilities and procedures for the engagement of the independent registered public accounting firm, including the scope of the audit, overall audit strategy and timing, the significant risks identified by the independent registered public accounting firm, audit fees, auditor independence matters, and the extent to which the independent registered public accounting firm is retained to perform non-audit related services. To ensure that the appointment of the independent registered public accounting firm is in the best interests of the Company and its stockholders, the Audit Committee considers the independent auditor’s qualifications, independence and work quality, along with the impact of changing auditors. In 2016, the Company’s independent registered public accounting firm, in consultation with the Audit Committee, selected a new lead audit engagement partner.

The Audit Committee has established an auditor independence policy and reviews and approves this policy on an annual basis. This policy mandates that the Audit Committee approve the audit and non-audit services and related budget in advance, unless pre-approval is waived pursuant to Rule 2-01(c)(7)(i)(C) of Regulation S-X. This policy also mandates that the Company may not enter into auditor engagements for non-audit services without the Audit Committee’s express approval. Pursuant to this policy, the Audit Committee has delegated authority to pre-approve services with fees up to $100,000 to the Audit Committee Chair, with such pre-approval subject to ratification by the Audit Committee at its next regularly scheduled meeting. In accordance with this policy, all services performed by KPMG have been pre-approved by the Audit Committee in 2017 and 2016.

The Audit Committee has reviewed and discussed the audited financial statements as of and for the year ended December 31, 2017 with the Company’s management and KPMG. The Audit Committee has also discussed with KPMG the matters required to be discussed by Auditing Standard No. 16, as amended “Communications with Audit Committees,” as adopted by the PCAOB.

The Audit Committee also has received and reviewed the written disclosures and the letter from KPMG required by applicable requirements of the PCAOB regarding KPMG’s communications with the Audit Committee concerning independence, and has discussed with KPMG its independence from the Company. The Audit Committee has also considered whether KPMG’s performance of non-audit services is compatible with maintaining KPMG’s independence and believes that the services provided by KPMG for the fiscal years 2017 and 2016 were compatible with, and did not impair, KPMG’s independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the financial statements referred to above be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

Audit Committee

Kathleen J. Cunningham (Chair)

Joseph A. DeSplinter

Ronald E. Harrison

Teresa S. Van De Bogart

INFORMATION REGARDING STOCKHOLDER PROPOSALS

Stockholder proposals intended to be presented at the 2019 Annual Meeting of Stockholders (the “2019 Meeting”), pursuant to Exchange Act Rule 14a-8 must be delivered to the Corporate Secretary at our principal executive offices no later than December 13, 2018 in order to be included in our proxy materials for that meeting. Such proposals must also comply with all applicable provisions of Exchange Act Rule 14a-8.

Stockholder proposals submitted for consideration at the 2019 Meeting but not submitted for inclusion in our proxy materials pursuant to Exchange Act Rule 14a-8, including nominations for candidates for election as directors, must be delivered to the Corporate Secretary at our principal executive offices not less than 90 days or more than 120 days before the first anniversary of the date on which we first mailed these Proxy Materials. However, if the 2019 Meeting occurs more than 30 days before or after May 24, 2019, then, to be timely, proposals must be delivered by the later to occur of (i) the 90th day prior to the 2019 Meeting or (ii) the 10th day following the first public announcement of the date of the 2019 Meeting. Assuming the 2019 Meeting is held within 30 days before or after May 24, 2019, then stockholder proposals must be received no earlier than December 13, 2018 and no later than January 12, 2019. Stockholder proposals must include the specified information concerning the stockholder and the proposal or nominee as set forth in our bylaws.

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. RE/MAX HOLDINGS, INC C/O BROADRIDGE PO BOX 1342 BRENTWOOD, NY 11717 VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For Withhold For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the All All The Board of Directors recommends you vote FOR the following: nominee(s) on the line below. 0 0 0 1. Election of Directors Nominees 01 Gail Liniger 02 Kathleen Cunningham 03 Christine Riordan The Board of Directors recommends you vote FOR the following proposal: 2Ratification of the appointment of KPMG LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31,2018. NOTE: In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment thereof. For Against Abstain 0 0 0 Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000370557_1 R1.0.1.17

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com RE/MAX HOLDINGS, INC. Annual Meeting of Stockholders May 24, 2018 8:00 AM This proxy is solicited by the Board of Directors This proxy is solicited by the Board of Directors for the Annual Meeting of Stockholders to be held on May 24, 2018. The undersigned, revoking all prior proxies, hereby appoints Adam Contos, Karri Callahan and Adam Scoville, and any of them, each with full power of substitution, as proxies to represent the undersigned and vote all shares of Class A or Class B Common Stock of RE/MAX Holdings, Inc. (the "Company") which the undersigned would be entitled to vote if personally present at the Company's Annual Meeting of Stockholders to be held on May 24, 2018 at the Company's Headquarters located at 5075 South Syracuse Street, Denver, Colorado, 80237 at 8:00 a.m. (Mountain time) and at any adjournments or postponements thereof. When properly executed, this proxy will be voted as directed. If no direction is indicated, this proxy will be voted "FOR" each director nominee in Proposal 1 and "FOR" Proposal 2. In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting. Continued and to be signed on reverse side 0000370557_2 R1.0.1.17